Exhibit 99.1

IN THE UNITED STATES DISTRICT COURT

FOR THE SOUTHERN DISTRICT OF ILLINOIS

UNITED STATES OF AMERICA	)
)
Plaintiff,	)
)
and	)
)
THE STATE OF ILLINOIS, AMERICAN)
BOTTOM CONSERVANCY, HEALTH	)
AND ENVIRONMENTAL JUSTICE –)
ST. LOUIS, INC., ILLINOIS	)
STEWARDSHIP ALLIANCE, and	)
PRAIRIE RIVERS NETWORK	)
)
Plaintiff - Intervenors,	)
)
v.	)	Civil Action No. 99-833-MJR
)
ILLINOIS POWER COMPANY and	)
DYNEGY MIDWEST GENERATION,	)
INC.,	)
)
Defendants.	)
____________________________________	)

CONSENT DECREE

TABLE OF CONTENTS

I. Jurisdiction and Venue	4

II. Applicability	5

III. Definitions	6

IV. NOx Emission Reductions and Controls	16

A. NOx Emission Controls	16

B. System-Wide Annual Tonnage Limitations for NOx	18

C. Use of NOx Allowances	18

D. NOx Provisions - Improving Other Units	19

E. General NOx Provisions	20

V. SO2 Emission Reductions and Controls	20

A. SO2 Emission Limitations and Control Requirements	20

B. System-Wide Annual Tonnage Limitations for SO2	22

C. Surrender of SO2 Allowances	23

D. General SO2 Provisions	23

VI. PM Emission Reductions and Controls	27

A. Optimization of PM Emission Controls	27

B. Installation of New PM Emission Controls	28

C. Upgrade of Existing PM Emission Controls	29

D. PM Emissions Monitoring	33

E. General PM Provisions	37

VII. Prohibition on Netting Credits or Offsets from Required Controls	37

VIII. Environmental Mitigation Projects	38

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WHEREAS, the United States of America (“the United States”), on behalf of the United States Environmental Protection Agency (“EPA”) filed a Complaint against Illinois Power Company (“Illinois Power”) on November 3, 1999, and Amended Complaints against Illinois Power Company and Dynegy Midwest Generation, Inc. (“DMG”) on January 19, 2000, March 14, 2001, and March 7, 2003, pursuant to Sections 113(b) and 167 of the Clean Air Act (the “Act”), 42 U.S.C. §§ 7413(b) and 7477, for injunctive relief and the assessment of civil penalties for alleged violations at the Baldwin Generating Station of:

(a) the Prevention of Significant Deterioration provisions in Part C of Subchapter I of the Act, 42 U.S.C. §§ 7470-92;

(b) the federally enforceable State Implementation Plan developed by the State of Illinois (the “Illinois SIP”); and

(c) the New Source Performance Standard provisions in Part A of Subchapter I of the Act, 42 U.S.C. § 7411.

WHEREAS, EPA issued Notices of Violation with respect to such allegations to Illinois Power on November 3, 1999 and November 26, 2000;

WHEREAS, EPA provided Illinois Power, DMG, and the State of Illinois actual notice of violations pertaining to its alleged violations, in accordance with Section 113(a)(1) and (b) of the Act, 42 U.S.C. § 7413(a)(1) and (b);

WHEREAS, Illinois Power was the owner and operator of the Baldwin Facility from 1970 to October 1999. On October 1, 1999, Illinois Power transferred the Baldwin Facility to Illinova Corporation. Illinova Corporation then contributed the Baldwin Facility to Illinova Power Marketing, Inc., after which time Illinois Power no longer owned or operated the Baldwin Facility.

WHEREAS, beginning on October 1, 1999 and continuing through the date of lodging of this Consent Decree, Illinois Power has been neither the owner nor the operator of the Baldwin Facility or of any of the Units in the DMG System which are affected by this Consent Decree;

WHEREAS, in February 2000, Illinova Corporation merged with Dynegy Holdings Inc. and became a wholly owned subsidiary of Dynegy Inc. (referred to herein as “Dynegy”). Thereafter, Illinova Power Marketing, Inc., the owner of the Baldwin Facility, changed its name to Dynegy Midwest Generation, Inc. (referred to herein as “DMG”). On September 30, 2004, Dynegy, through Illinova, sold Illinois Power to Ameren Corporation.

WHEREAS, Ameren and Illinova Corporation, a subsidiary of Dynegy, have entered into an agreement which provides for the escrow of certain funds, the release of which funds is related to the resolution of certain contingent environmental liabilities that were alleged in the above-referenced Amended Complaints against Illinois Power and DMG.

WHEREAS, Plaintiff-Intervenors – the American Bottom Conservancy, Health and Environmental Justice - St. Louis, Inc., Illinois Stewardship Alliance, the Prairie Rivers Network, and the State of Illinois – moved to intervene on September 25, 2003 and filed Complaints in Intervention. The Court granted intervention to all movants on October 23, 2003.

WHEREAS, in their Complaints, Plaintiff United States and Plaintiff Intervenors (collectively “Plaintiffs”) allege, inter alia, that Illinois Power and DMG failed to obtain the necessary permits and install the controls necessary under the Act to reduce sulfur dioxide, nitrogen oxides, and/or particulate matter emissions, and that such emissions can damage human health and the environment;

WHEREAS, the Plaintiffs’ Complaints state claims upon which relief can be granted against Illinois Power and DMG under Sections 113 and 167 of the Act, 42 U.S.C. §§ 7413 and 7477, and 28 U.S.C. § 1355;

WHEREAS, DMG and Illinois Power have denied and continue to deny the violations alleged in the Complaints, maintain that they have been and remain in compliance with the Act and are not liable for civil penalties or injunctive relief, and DMG is agreeing to the obligations imposed by this Consent Decree solely to avoid further costs and uncertainty;

WHEREAS, DMG has installed equipment for the control of nitrogen oxides emissions at the Baldwin Facility, including Overfire Air systems on Baldwin Units 1, 2, and 3, Low NOX Burners on Baldwin Unit 3 and Selective Catalytic Reduction (“SCR”) Systems on Baldwin Units 1 and 2, resulting in a reduction in emissions of nitrogen oxides from the Baldwin Plant of approximately 65% below 1999 levels from 55,026 tons in 1999 to 19,061 tons in 2003;

WHEREAS, DMG switched from use of high sulfur coal to low sulfur Powder River Basin coal at Baldwin Units 1, 2 and 3 in 1999 and 2000, resulting in a reduction in emissions of sulfur dioxide from the Baldwin Plant of approximately 90% below 1999 levels from 245,243 tons in 1999 to 26,311 tons in 2003;

WHEREAS, the Parties anticipate that the installation and operation of pollution control equipment pursuant to this Consent Decree will achieve significant additional reductions of SO2, NOx, and PM emissions and thereby further improve air quality;

WHEREAS, in June of 2003, the liability stage of the litigation resulting from the United States’ claims was tried to the Court and no decision has yet been rendered; and

WHEREAS, the Plaintiffs, DMG and Illinois Power have agreed, and the Court by entering this Consent Decree finds: that this Consent Decree has been negotiated in good faith and at arms length; that this settlement is fair, reasonable, in the best interest of the Parties and in the public interest, and consistent with the goals of the Act; and that entry of this Consent Decree without further litigation is the most appropriate means of resolving this matter;

NOW, THEREFORE, without any admission by the Defendants, and without adjudication of the violations alleged in the Complaints or the NOVs, it is hereby ORDERED, ADJUDGED, AND DECREED as follows:

I. JURISDICTION AND VENUE

1. This Court has jurisdiction over this action, the subject matter herein, and the Parties consenting hereto, pursuant to 28 U.S.C. §§ 1331, 1345, 1355, and 1367, Sections 113 and 167 of the Act, 42 U.S.C. §§ 7413 and 7477, and Section 42(e) of the Illinois Environmental Protection Act, 415 ILCS 5/42(e). Venue is proper under Section 113(b) of the Act, 42 U.S.C. § 7413(b), and under 28 U.S.C. § 1391(b) and (c). Solely for the purposes of this Consent Decree and the underlying Complaints, and for no other purpose, Defendants waive all objections and defenses that they may have to the Court’s jurisdiction over this action, to the Court’s jurisdiction over the Defendants, and to venue in this District. Defendants shall not challenge the terms of this Consent Decree or this Court’s jurisdiction to enter and enforce this Consent Decree. Solely for purposes of the Complaints filed by the Plaintiffs in this matter and resolved by the Consent Decree, for purposes of entry and enforcement of this Consent Decree, and for no other purpose, Defendants waive any defense or objection based on standing. Except as expressly provided for herein, this Consent Decree shall not create any rights in or obligations of any party other than the Plaintiffs and the Defendants. Except as provided in Section XXVI (Public Comment) of this Consent Decree, the Parties consent to entry of this Consent Decree without further notice.

II. APPLICABILITY

2. Upon entry, the provisions of the Consent Decree shall apply to and be binding upon and inure to the benefit of the Citizen Plaintiffs and DMG, and their respective successors and assigns, officers, employees and agents, solely in their capacities as such, and the State of Illinois and the United States. Illinois Power is a Party to this Consent Decree, is the beneficiary of Section X of this Consent Decree (Release and Covenant Not to Sue for Illinois Power Company), and is subject to Paragraph 171 and the other applicable provisions of the Consent Decree as specified in such Paragraph in the event it acquires an Ownership Interest in, or becomes an operator (as that term is used and interpreted under the Clean Air Act) of, any DMG System Unit, but otherwise has no other obligations under this Consent Decree except as expressly specified herein.

3. DMG shall be responsible for providing a copy of this Consent Decree to all vendors, suppliers, consultants, contractors, agents, and any other company or other organization retained to perform any of the work required by this Consent Decree. Notwithstanding any retention of contractors, subcontractors, or agents to perform any work required under this Consent Decree, DMG shall be responsible for ensuring that all work is performed in accordance with the requirements of this Consent Decree. In any action to enforce this Consent Decree, DMG shall not assert as a defense the failure of its officers, directors, employees, servants, agents, or contractors to take actions necessary to comply with this Consent Decree, unless DMG establishes that such failure resulted from a Force Majeure Event, as defined in Paragraph 137 of this Consent Decree.

III. DEFINITIONS

4. A “30-Day Rolling Average Emission Rate” for a Unit shall be expressed as lb/mmBTU and calculated in accordance with the following procedure: first, sum the total pounds of the pollutant in question emitted from the Unit during an Operating Day and the previous twenty-nine (29) Operating Days; second, sum the total heat input to the Unit in mmBTU during the Operating Day and the previous twenty-nine (29) Operating Days; and third, divide the total number of pounds of the pollutant emitted during the thirty (30) Operating Days by the total heat input during the thirty (30) Operating Days. A new 30-Day Rolling Average Emission Rate shall be calculated for each new Operating Day. Each 30-Day Rolling Average Emission Rate shall include all emissions that occur during all periods of startup, shutdown and Malfunction within an Operating Day, except as follows:

a.	Emissions and BTU inputs that occur during a period of Malfunction shall be excluded from the calculation of the 30-Day Rolling Average Emission Rate if DMG provides notice of the Malfunction to EPA and the State in accordance with Paragraph 138 in Section XV (Force Majeure) of this Consent Decree;

b.	Emissions of NOx and BTU inputs that occur during the fifth and subsequent Cold Start Up Period(s) that occur at a given Unit during any 30-day period shall be excluded from the calculation of the 30-Day Rolling Average Emission Rate if inclusion of such emissions would result in a violation of any applicable 30-Day Rolling Average Emission Rate and DMG has installed, operated and maintained the SCR in question in accordance with manufacturers’ specifications and good engineering practices. A “Cold Start Up Period” occurs whenever there has been no fire in the boiler of a Unit (no combustion of any Fossil Fuel) for a period of six (6) hours or more. The NOx emissions to be excluded during the fifth and subsequent Cold Start Up Period(s) shall be the lesser of (i) those NOx emissions emitted during the eight (8) hour period commencing when the Unit is synchronized with a utility electric transmission system and concluding eight (8) hours later, or (ii) those NOx emissions emitted prior to the time that the flue gas has achieved the minimum SCR operational temperature specified by the catalyst manufacturer; and

c.	For a Unit that has ceased firing Fossil Fuel, emissions of SO2 and Btu inputs that occur during any period, not to exceed two (2) hours, from the restart of the Unit to the time the Unit is fired with any coal, shall be excluded from the calculation of the 30-Day Rolling Average Emission Rate.

5. “Baghouse” means a fullstream (fabric filter) particulate emission control device.

6. “Boiler Island” means a Unit’s (A) fuel combustion system (including bunker, coal pulverizers, crusher, stoker, and fuel burners); (B) combustion air system; (C) steam generating system (firebox, boiler tubes, and walls); and (D) draft system (excluding the stack), all as further described in “Interpretation of Reconstruction,” by John B. Rasnic U.S. EPA (November 25, 1986) and attachments thereto.

7. “Capital Expenditure” means all capital expenditures, as defined by Generally Accepted Accounting Principles (“GAAP”), as those principles exist at the date of entry of this Consent Decree, excluding the cost of installing or upgrading pollution control devices.

8. “CEMS” or “Continuous Emission Monitoring System” means, for obligations involving NOx and SO2 under this Consent Decree, the devices defined in 40 C.F.R. § 72.2 and installed and maintained as required by 40 C.F.R. Part 75.

9. “Citizen Plaintiffs” means, collectively, the American Bottom Conservancy, Health and Environmental Justice - St. Louis, Inc., Illinois Stewardship Alliance, and the Prairie Rivers Network.

10. “Clean Air Act” or “Act” means the federal Clean Air Act, 42 U.S.C. §§7401-7671q, and its implementing regulations.

11. “Consent Decree” or “Decree” means this Consent Decree and the Appendix hereto, which is incorporated into this Consent Decree.

12. “Defendants” means Dynegy Midwest Generation, Inc. and Illinois Power Company.

13. “DMG” means Dynegy Midwest Generation, Inc.

14. “DMG System” means, solely for purposes of this Consent Decree, the following ten (10) listed coal-fired, electric steam generating Units (with the rated gross MW capacity of each Unit, reported to Mid-America Interconnected Network (“MAIN”) in 2003, noted in parentheses), located at the following plants:

•	Baldwin Generating Station in Baldwin, Illinois: Unit 1 (624 MW), 2 (629 MW), 3 (629 MW);

•	Havana Generating Station in Havana, Illinois: Unit 6 (487 MW);

•	Hennepin Generating Station in Hennepin, Illinois: Unit 1 (81 MW), Unit 2 (240 MW);

•	Vermilion Generating Station in Oakwood, Illinois: Unit 1 (84 MW), Unit 2 (113 MW);

•	Wood River Generating Station in Alton, Illinois: Unit 4 (105 MW), Unit 5 (383 MW).

15. “Emission Rate” means the number of pounds of pollutant emitted per million BTU of heat input (“lb/mmBTU”), measured in accordance with this Consent Decree.

16. “EPA” means the United States Environmental Protection Agency.

17. “ESP” means electrostatic precipitator, a pollution control device for the reduction of PM.

18. “Existing Units” means those Units included in the DMG System.

19. “Flue Gas Desulfurization System,” or “FGD,” means a pollution control device with one or more absorber vessels that employs flue gas desulfurization technology for the reduction of sulfur dioxide.

20. “Fossil Fuel” means any hydrocarbon fuel, including coal, petroleum coke, petroleum oil, or natural gas.

21. “Illinois Environmental Protection Act” means the Illinois Environmental Protection Act, 415 ILCS 5/1 et. seq., and its implementing regulations.

22. “Illinois Power” means the Illinois Power Company.

23. “Improved Unit” means, in the case of NOx, a DMG System Unit equipped with or scheduled under this Consent Decree to be equipped with an SCR, or, in the case of SO2, a DMG System Unit scheduled under this Consent Decree to be equipped with an FGD (or equivalent SO2 control technology approved pursuant to Paragraph 68). A Unit may be an Improved Unit for one pollutant without being an Improved Unit for the other. Any Other Unit can become an Improved Unit if (a) in the case of NOx, it is equipped with an SCR (or equivalent NOx control technology approved pursuant to Paragraph 64) and has become subject to a federally enforceable 0.100 lb/mmBTU NOx 30-Day Rolling Average Emission Rate, or (b) in the case of SO2, it is equipped with an FGD (or equivalent SO2 control technology approved pursuant to Paragraph 68) and has become subject to a federally enforceable 0.100 lb/mmBTU SO2 30-Day Rolling Average Emission Rate, and (c) in the case of NOx or SO2, the requirement to achieve and maintain a 0.100 lb/mmBTU 30-Day Rolling Average Emission Rate is incorporated into the Title V Permit applicable to that Unit or, if no Title V Permit exists, a modification to this Consent Decree that is agreed to by the Plaintiffs and DMG and approved by this Court.

24. “lb/mmBTU” means one pound per million British thermal units.

25. “Malfunction” means any sudden, infrequent, and not reasonably preventable failure of air pollution control equipment, process equipment, or a process to operate in a normal or usual manner. Failures that are caused in part by poor maintenance or careless operation are not Malfunctions.

26. “MW” means a megawatt or one million Watts.

27. “National Ambient Air Quality Standards” or “NAAQS” means national ambient air quality standards that are promulgated pursuant to Section 109 of the Act, 42 U.S.C. § 7409.

28. “Nonattainment NSR” means the nonattainment area New Source Review program within the meaning of Part D of Subchapter I of the Act, 42 U.S.C. §§ 7501-7515, 40 C.F.R. Part 51.

29. “NOx” means oxides of nitrogen.

30. “NOx Allowance” means an authorization or credit to emit a specified amount of NOx that is allocated or issued under an emissions trading or marketable permit program of any kind that has been established under the Clean Air Act or a State Implementation Plan.

31. “Operating Day” means any calendar day on which a Unit fires Fossil Fuel; provided, however, that exclusively for purposes of Paragraph 36, “Operating Day” means any calendar day on which both Baldwin Unit 1 and Baldwin Unit 2 fire Fossil Fuel.

32. “Other Unit” means any Unit of the DMG System that is not an Improved Unit for the pollutant in question.

33. “Ownership Interest” means part or all of DMG’s legal or equitable ownership interest in any Unit in the DMG System.

34. “Parties” means the United States, the State of Illinois, the Citizen Plaintiffs, DMG, and Illinois Power.

35. “Plaintiffs” means the United States, the State of Illinois, and the Citizen Plaintiffs.

36. A “Plant-Wide 30-Day Rolling Average Emission Rate” shall be expressed as lb/mmBTU and calculated in accordance with the following procedure: first, sum the total pounds of the pollutant in question emitted from all three Units at the Baldwin Plant during an Operating Day and the previous twenty-nine (29) Operating Days; second, sum the total heat input to all three Units at the Baldwin Plant in mmBTU during the Operating Day and the previous twenty-nine (29) Operating Days; and third, divide the total number of pounds of the pollutant emitted from all three Baldwin Units during the thirty (30) Operating Days by the total heat input to all three Baldwin Units during the thirty (30) Operating Days. A new Plant-Wide 30-Day Rolling Average Emission Rate shall be calculated for each new Operating Day. Each Plant-Wide 30-Day Rolling Average Emission Rate shall include all emissions that occur during all periods of startup, shutdown and Malfunction within an Operating Day. A Malfunction shall be excluded from this Emission Rate, however, if DMG satisfies the Force Majeure provisions of this Consent Decree.

37. A “Plant-Wide Annual Tonnage Emission Level” means, for the purposes of Section XI of this Decree, the number of tons of the pollutant in question that may be emitted from the plant at issue during the relevant calendar year (i.e., January 1 through December 31), and shall include all emissions of the pollutant emitted during periods of startup, shutdown, and Malfunction.

38. “Pollution Control Equipment Upgrade Analysis” means the technical study, analysis, review, and selection of control technology recommendations (including an emission rate or removal efficiency) required to be performed in connection with an application for a federal PSD permit, taking into account the characteristics of the existing facility. Except as otherwise provided in this Consent Decree, such study, analysis, review, and selection of recommendations shall be carried out in accordance with applicable federal and state regulations and guidance describing the process and analysis for determining Best Available Control Technology (BACT), as that term is defined in 40 C.F.R. §52.21(b)(12), including, without limitation, the December 1, 1987 EPA Memorandum from J. Craig Potter, Assistant Administrator for Air and Radiation, regarding Improving New Source Review (NSR) Implementation. Nothing in this Decree shall be construed either to: (a) alter the force and effect of statements known as or characterized as “guidance” or (b) permit the process or result of a “Pollution Control Equipment Upgrade Analysis” to be considered BACT for any purpose under the Act.

39. “PM Control Device” means any device, including an ESP or a Baghouse, that reduces emissions of particulate matter (PM).

40. “PM” means particulate matter.

41. “PM CEMS” or “PM Continuous Emission Monitoring System” means the equipment that samples, analyzes, measures, and provides, by readings taken at frequent intervals, an electronic or paper record of PM emissions.

42. “PM Emission Rate” means the number of pounds of PM emitted per million BTU of heat input (lb/mmBTU), as measured in annual stack tests in accordance with EPA Method 5, 40 C.F.R. Part 60, including Appendix A.

43. “Project Dollars” means DMG’s expenditures and payments incurred or made in carrying out the Environmental Mitigation Projects identified in Section VIII (Environmental Mitigation Projects) of this Consent Decree to the extent that such expenditures or payments both: (a) comply with the requirements set forth in Section VIII (Environmental Mitigation Projects) and Appendix A of this Consent Decree, and (b) constitute DMG’s direct payments for such projects, DMG’s external costs for contractors, vendors, and equipment, or DMG’s internal costs consisting of employee time, travel, or out-of-pocket expenses specifically attributable to these particular projects and documented in accordance with GAAP.

44. “PSD” means Prevention of Significant Deterioration within the meaning of Part C of Subchapter I of the Clean Air Act, 42 U.S.C. §§ 7470 - 7492 and 40 C.F.R. Part 52.

45. “Selective Catalytic Reduction System” or “SCR” means a pollution control device that employs selective catalytic reduction technology for the reduction of NOx emissions.

46. “SO2” means sulfur dioxide.

47. “SO2 Allowance” means “allowance” as defined at 42 U.S.C. § 7651a(3): “an authorization, allocated to an affected unit by the Administrator of EPA under Subchapter IV of the Act, to emit, during or after a specified calendar year, one ton of sulfur dioxide.”

48. “System-Wide Annual Tonnage Limitation” means the limitation on the number of tons of the pollutant in question that may be emitted from the DMG System during the relevant calendar year (i.e., January 1 through December 31), and shall include all emissions of the pollutant emitted during periods of startup, shutdown, and Malfunction.

49. “Title V Permit” means the permit required of DMG’s major sources under Subchapter V of the Act, 42 U.S.C. §§ 7661-7661e.

50. “Unit” means collectively, the coal pulverizer, stationary equipment that feeds coal to the boiler, the boiler that produces steam for the steam turbine, the steam turbine, the generator, the equipment necessary to operate the generator, steam turbine and boiler, and all ancillary equipment, including pollution control equipment. An electric steam generating station may comprise one or more Units.

IV. NOx EMISSION REDUCTIONS AND CONTROLS

A. NOx Emission Controls

51. Beginning 45 days after entry of this Consent Decree, and continuing thereafter, DMG shall commence operation of the SCRs installed at Baldwin Unit 1, Unit 2, and Havana Unit 6 so as to achieve and maintain a 30-Day Rolling Average Emission Rate from each such Unit of not greater than 0.100 lb/mmBTU NOx.

52. Beginning 45 days after entry of this Consent Decree, and continuing thereafter, DMG shall achieve and maintain a Plant-Wide 30-Day Rolling Average Emission Rate of not greater than 0.100 lb/mmBTU NOx at the Baldwin Plant.

53. Beginning 45 days after entry of this Consent Decree, and continuing thereafter, subject to paragraph 54 below, DMG shall achieve and maintain a 30-Day Rolling Average Emission Rate of not greater than 0.120 lb/mmBTU NOx at Baldwin Unit 3.

54. Beginning on December 31, 2012, and continuing thereafter, DMG shall maintain a 30-Day Rolling Average Emission Rate of not greater than 0.100 lb/mmBTU NOx at Baldwin Unit 3.

55. Beginning 30 days after entry of this Consent Decree, and continuing thereafter, DMG shall operate each SCR in the DMG System at all times when the Unit it serves is in operation, provided that such operation of the SCR is consistent with the technological limitations, manufacturers’ specifications, and good engineering and maintenance practices for the SCR. During any such period in which the SCR is not operational, DMG will minimize emissions to the extent reasonably practicable.

56. Beginning 45 days from entry of this Consent Decree, DMG shall operate low NOx burners (“LNB”) and/or Overfire Air Technology (“OFA”) on the DMG System Units listed in the table below at all times that the Units are in operation, consistent with the technological limitations, manufacturers’ specifications, and good engineering and maintenance practices for the LNB and/or the Overfire Air Technology, so as to minimize emissions to the extent reasonably practicable.

DMG System Unit	NOx Control Technology
Baldwin Unit 1	OFA
Baldwin Unit 2	OFA
Baldwin Unit 3	LNB, OFA
Havana Unit 6	LNB, OFA
Hennepin Unit 1	LNB, OFA
Hennepin Unit 2	LNB, OFA
Vermilion Unit 2	LNB, OFA
Wood River Unit 4	LNB, OFA
Wood River Unit 5	LNB, OFA

B. System-Wide Annual Tonnage Limitations for NOx

57. During each calendar year specified in the Table below, all Units in the DMG System, collectively, shall not emit NOx in excess of the following System-Wide Annual Tonnage Limitations:

Applicable Calendar Year	System-Wide Annual Tonnage Limitations for NOx
2005	15,000 tons
2006	14,000 tons
2007 and each year thereafter	13,800 tons

C. Use of NOx Allowances

58. Except as provided in this Consent Decree, DMG shall not sell or trade any NOx Allowances allocated to the DMG System that would otherwise be available for sale or trade as a result of the actions taken by DMG to comply with the requirements of this Consent Decree.

59. Except as may be necessary to comply with Section XIV (Stipulated Penalties), DMG may not use NOx Allowances to comply with any requirement of this Consent Decree, including by claiming compliance with any emission limitation required by this Decree by using, tendering, or otherwise applying NOx Allowances to offset any excess emissions (i.e., emissions above the limits specified in Paragraph 57).

60. NOx Allowances allocated to the DMG System may be used by DMG only to meet its own federal and/or state Clean Air Act regulatory requirements, except as provided in Paragraph 61.

61. Provided that DMG is in compliance with the System-Wide Annual Tonnage Limitations for NOx set forth in this Consent Decree, nothing in this Consent Decree shall preclude DMG from selling or transferring NOx Allowances allocated to the DMG System that become available for sale or trade solely as a result of:

a.	activities that reduced NOx emissions at any Unit within the DMG System prior to the date of entry of this Consent Decree;

b.	the installation and operation of any NOx pollution control technology or technique that is not otherwise required by this Consent Decree; or

c.	achievement and maintenance of NOx emission rates below a 30-Day Rolling Average Emission Rate of 0.100 lb/mmBTU at Baldwin Units 1, 2 or 3, or at Havana Unit 6,

so long as DMG timely reports the generation of such surplus NOx Allowances in accordance with Section XII (Periodic Reporting) of this Consent Decree. DMG shall be allowed to sell or transfer NOx Allowances equal to the NOx emissions reductions achieved for any given year by any of the actions specified in Subparagraphs 61.b or 61.c. only to the extent that, and in the amount that, the total NOx emissions from all Units within the DMG System are below the System-Wide Annual Tonnage Limitation specified in Paragraph 57 for that year.

62. Nothing in this Consent Decree shall prevent DMG from purchasing or otherwise obtaining NOx Allowances from another source for purposes of complying with state or federal Clean Air Act requirements to the extent otherwise allowed by law.

D. NOx Provisions - Improving Other Units

63. Any Other Unit can become an Improved Unit for NOx if (a) it is equipped with an SCR (or equivalent NOx control technology approved pursuant to Paragraph 64), and (b) has become subject to a federally enforceable 0.100 lb/mmBTU NOx 30-Day Rolling Average Emission Rate.

64. With prior written notice to the Plaintiffs and written approval from EPA (after consultation with the State of Illinois and the Citizen Plaintiffs), an Other Unit in the DMG System may be considered an Improved Unit under this Consent Decree if DMG installs and operates NOx control technology, other than an SCR, that has been demonstrated to be capable of achieving and maintaining a 30-Day Rolling Average Emission Rate not greater than 0.100 lb/mmBTU NOx and if such unit has become subject to a federally enforceable 0.100 lb/mmBTU NOx 30-Day Rolling Average Emission Rate.

E. General NOx Provisions

65. In determining Emission Rates for NOx, DMG shall use CEMS in accordance with the reference methods specified in 40 C.F.R. Part 75.

V. SO2 EMISSION REDUCTIONS AND CONTROLS

A. SO2 Emission Limitations and Control Requirements

66. No later than the dates set forth in the Table below for each of the three Units at Baldwin and Havana Unit 6, and continuing thereafter, DMG shall not operate the specified Unit unless and until it has installed and commenced operation of, on a year-round basis, an FGD (or equivalent SO2 control technology approved pursuant to Paragraph 68) on each such Unit, so as to achieve and maintain a 30-Day Rolling Average Emission Rate of not greater than 0.100 lb/mmBTU SO2.

UNIT	DATE
First Baldwin Unit (i.e., any of the Baldwin Units 1, 2 or 3)	December 31, 2010

Second Baldwin Unit (i.e., either of the 2 remaining Baldwin Units)	December 31, 2011

Third Baldwin Unit (i.e., the remaining Baldwin Unit)	December 31, 2012

Havana Unit 6	December 31, 2012

67. Any FGD required to be installed under this Consent Decree may be a wet FGD or a dry FGD at DMG’s option.

68. With prior written notice to the Plaintiffs and written approval from EPA (after consultation by EPA with the State of Illinois and the Citizen Plaintiffs), DMG may, in lieu of installing and operating an FGD at any of the Units specified in Paragraph 66, install and operate equivalent SO2 control technology so long as such equivalent SO2 control technology has been demonstrated to be capable of achieving and maintaining a 30-Day Rolling Average Emission Rate of not greater than 0.100 lb/mmBTU SO2.

69. Beginning on the later of the date specified in Paragraph 66 or the first Operating Day of each Unit thereafter, and continuing thereafter, DMG shall operate each FGD (or equivalent SO2 control technology approved pursuant to Paragraph 68) required by this Consent Decree at all times that the Unit it serves is in operation, provided that such operation of the FGD or equivalent technology is consistent with the technological limitations, manufacturers’ specifications, and good engineering and maintenance practices for the FGD or equivalent technology. During any such period in which the FGD or equivalent technology is not operational, DMG will minimize emissions to the extent reasonably practicable.

70. No later than 30 Operating Days after entry of this Consent Decree, and continuing thereafter, DMG shall operate Hennepin Units 1 and 2 and Wood River Units 4 and 5 so as to achieve and maintain a 30-Day Rolling Average Emission Rate from each of the stacks serving such Units of not greater than 1.200 lb/mmBtu SO2.

71. DMG shall operate Vermilion Units 1 and 2 so that no later than 30 Operating Days after January 1, 2007, DMG shall achieve and maintain a 30-Day Rolling Average Emission Rate from the stack serving such Units of not greater than 1.200 lb/mmBtu SO2.

72. No later than 30 Operating Days after entry of this Consent Decree and continuing until December 31, 2012, DMG shall operate Havana Unit 6 so as to achieve and maintain a 30-Day Rolling Average Emission Rate from the stack serving such Unit of not greater than 1.200 lb/mmBtu SO2 .

B. System-Wide Annual Tonnage Limitations for SO2

73. During each calendar year specified in the Table below, all Units in the DMG System, collectively, shall not emit SO2 in excess of the following System-Wide Annual Tonnage Limitations:

Applicable Calendar Year	System-Wide Annual Tonnage Limitations for SO2
2005	66,300 tons
2006	66,300 tons
2007	65,000 tons
2008	62,000 tons
2009	62,000 tons
2010	62,000 tons
2011	57,000 tons
2012	49,500 tons
2013 and each year thereafter	29,000 tons

74. Except as may be necessary to comply with Section XIV (Stipulated Penalties), DMG may not use SO2 Allowances to comply with any requirement of this Consent Decree, including by claiming compliance with any emission limitation required by this Decree by using, tendering, or otherwise applying SO2 Allowances to offset any excess emissions (i.e., emissions above the limits specified in Paragraph 73).

C. Surrender of SO2 Allowances

75. For each year specified below, DMG shall surrender to EPA, or transfer to a non-profit third party selected by DMG for surrender, SO2 Allowances that have been allocated to DMG for the specified calendar year by the Administrator of EPA under the Act or by any State under its State Implementation Plan, in the amounts specified below, subject to Paragraph 76:

Calendar Year	Amount
2008	12,000 Allowances
2009	18,000 Allowances
2010	24,000 Allowances
2011, and each year thereafter	30,000 Allowances

DMG shall make the surrender of SO2 Allowances required by this Paragraph by December 31 of each specified calendar year.

76. If the surrender of SO2 allowances required by Paragraph 75 would result in an insufficient number of allowances being available from those allocated to the Units comprising the DMG System to meet the requirements of any Federal and/or State requirements for any DMG System unit, DMG must provide notice to the Plaintiffs of such insufficiency, including documentation of the number of SO2 allowances so required and the Federal and/or State requirement involved. Unless EPA objects, in writing, to the amounts surrendered or to be surrendered, the basis of the amounts surrendered or to be surrendered, or the adequacy of the documentation, DMG may reduce the number of SO2 allowances to be surrendered under Paragraph 75 to the extent necessary to allow such DMG System Unit to satisfy the specified Federal and/or State requirement(s). If DMG has sold or traded SO2 allowances allocated by the Administrator of EPA or a State for the year in which the surrender of allowances under Paragraph 75 would result in an insufficient number of allowances, all sold or traded allowances must be restored to DMG’s account through DMG’s purchase or transfer of allowances before DMG may reduce the surrender requirements of Paragraph 75 as described above.

77. Nothing in this Consent Decree is intended to preclude DMG from using SO2 Allowances allocated to the DMG System by the Administrator of EPA under the Act, or by any State under its State Implementation Plan, to meet its own Federal and/or State Clean Air Act regulatory requirements for any Unit in the DMG System.

78. For purposes of this Subsection, the “surrender of allowances” means permanently surrendering allowances from the accounts administered by EPA for all Units in the DMG System, so that such allowances can never be used thereafter to meet any compliance requirement under the Clean Air Act, the Illinois State Implementation Plan, or this Consent Decree.

79. If any allowances required to be surrendered under this Consent Decree are transferred directly to a non-profit third party, DMG shall include a description of such transfer in the next report submitted to EPA pursuant to Section XII (Periodic Reporting) of this Consent Decree. Such report shall: (i) identify the non-profit third-party recipient(s) of the SO2 Allowances and list the serial numbers of the transferred SO2 Allowances; and (ii) include a certification by the third-party recipient(s) stating that the recipient(s) will not sell, trade, or otherwise exchange any of the allowances and will not use any of the SO2 Allowances to meet any obligation imposed by any environmental law. No later than the third periodic report due after the transfer of any SO2 Allowances, DMG shall include a statement that the third-party recipient(s) surrendered the SO2 Allowances for permanent surrender to EPA in accordance with the provisions of Paragraph 80 within one (1) year after DMG transferred the SO2 Allowances to them. DMG shall not have complied with the SO2 Allowance surrender requirements of this Paragraph until all third-party recipient(s) shall have actually surrendered the transferred SO2 Allowances to EPA.

80. For all SO2 Allowances surrendered to EPA, DMG or the third-party recipient(s) (as the case may be) shall first submit an SO2 Allowance transfer request form to EPA’s Office of Air and Radiation’s Clean Air Markets Division directing the transfer of such SO2 Allowances to the EPA Enforcement Surrender Account or to any other EPA account that EPA may direct in writing. As part of submitting these transfer requests, DMG or the third-party recipient(s)

shall irrevocably authorize the transfer of these SO2 Allowances and identify – by name of account and any applicable serial or other identification numbers or station names – the source and location of the SO2 Allowances being surrendered.

81. The requirements in Paragraphs 75 and 76 of this Decree pertaining to DMG’s surrender of SO2 Allowances are permanent injunctions not subject to any termination provision of this Decree.

D. General SO2 Provisions

82. In determining Emission Rates for SO2, DMG shall use CEMS in accordance with those reference methods specified in 40 C.F.R. Part 75.

VI. PM EMISSION REDUCTIONS AND CONTROLS

A. Optimization of PM Emission Controls

83. Beginning ninety (90) days after entry of this Consent Decree, and continuing thereafter, DMG shall operate each PM Control Device on each Unit within the DMG System to maximize PM emission reductions at all times when the Unit is in operation, provided that such operation of the PM Control Device is consistent with the technological limitations, manufacturer’s specifications and good engineering and maintenance practices for the PM Control Device. During any periods when any section or compartment of the PM control device is not operational, DMG will minimize emissions to the extent reasonably practicable. Specifically, DMG shall, at a minimum, to the extent reasonably practicable: (a) energize each section of the ESP for each unit, where applicable, operate each compartment of the Baghouse for each unit, where applicable (regardless of whether those actions are needed to comply with opacity limits), and repair any failed ESP section or Baghouse compartment at the next planned Unit outage (or unplanned outage of sufficient length); (b) operate automatic control systems on each ESP to maximize PM collection efficiency, where applicable; (c) maintain and replace bags on each Baghouse as needed to maximize collection efficiency, where applicable; and (d) inspect for and repair during the next planned Unit outage (or unplanned outage of sufficient length) any openings in ESP casings, ductwork and expansion joints to minimize air leakage.

84. Within two hundred seventy (270) days after entry of this Consent Decree, for each DMG System Unit served by an ESP or Baghouse, DMG shall complete a PM emission control optimization study which shall recommend: the best available maintenance, repair, and operating practices and a schedule for implementation of such to optimize ESP or Baghouse availability and performance in accordance with manufacturers’ specifications, the operational design of the Unit, and good engineering practices. DMG shall retain a qualified contractor to assist in the performance and completion of each study and shall implement the study’s recommendations in accordance with the schedule provided for in the study, but in no event later than the next planned Unit outage or 180 days of completion of the optimization study, whichever is later. Thereafter, DMG shall maintain each ESP and Baghouse as required by the study’s recommendations or other alternative actions as approved by EPA. These requirements of this Paragraph shall also apply, and these activities shall be repeated, whenever DMG makes a major change to a Unit’s ESP, installs a new PM Control Device, or changes the fuel used by a Unit.

B. Installation of New PM Emission Controls

85. No later than the dates set forth in the Table below for Baldwin Units 1, 2 and 3 and Havana Unit 6, and continuing thereafter, DMG shall not operate the specified Unit unless and until it has installed and commenced operation of a Baghouse on each such Unit so as to achieve and maintain a PM emissions rate of not greater than 0.015 lb/mmBTU.

Unit	Date
First Baldwin Unit (i.e., any of Baldwin Units 1, 2 or 3)	December 31, 2010

Second Baldwin Unit (i.e., either of the 2 remaining Baldwin Units)	December 31, 2011

Third Baldwin Unit (i.e., the remaining Baldwin Unit)	December 31, 2012

Havana Unit 6	December 31, 2012

C. Upgrade of Existing PM Emission Controls

86. At each Unit listed below, no later than the dates specified, and continuing thereafter, DMG shall operate ESPs or alternative PM control equipment at the following Units to achieve and maintain a PM emissions rate of not greater than 0.030 lb/mmBTU:

Unit	Date
Havana Unit 6	December 31, 2005

1st Wood River Unit (i.e., either of Wood River Units 4 or 5)	December 31, 2005

1st Hennepin Unit (i.e., either of Hennepin Units 1 or 2)	December 31, 2006

2nd Wood River Unit (i.e., the remaining Wood River Unit)	December 31, 2007

2nd Hennepin Unit (i.e., the remaining Hennepin Unit)	December 31, 2010

1st Vermilion Unit (i.e., either of Vermilion Units 1 or 2)	December 31, 2010

2nd Vermilion Unit (i.e., the remaining Vermilion Unit)	December 31, 2010

In the alternative and in lieu of demonstrating compliance with the PM emission rate applicable under this Paragraph, DMG may elect to undertake an upgrade of the existing PM emissions control equipment for any such Unit based on a Pollution Control Equipment Upgrade Analysis for that Unit. The preparation, submission, and implementation of such Pollution Control Equipment Upgrade Analysis shall be undertaken and completed in accordance with the compliance schedules and procedures as specified in Paragraph 88.

87. DMG shall operate each ESP (on Units without a Baghouse) and each Baghouse in the DMG System at all times when the Unit it serves is in operation, provided that such operation of the ESP or Baghouse is consistent with the technological limitations, manufacturers’ specifications, and good engineering and maintenance practices for the ESP or Baghouse. During any such period in which the ESP or Baghouse is not operational, DMG will minimize emissions to the extent reasonably practicable. Notwithstanding the foregoing sentence, DMG shall not be required to operate an ESP on any Unit on which a Baghouse is installed and operating, unless DMG operated the ESP during the immediately preceding stack test required by Paragraph 89.

88. For each Unit in the DMG System for which DMG does not elect to meet a PM Emission Rate of 0.030 lb/mmBTU as required by Paragraph 86, DMG shall prepare,

submit, and implement a Pollution Control Equipment Upgrade Analysis in accordance with this Paragraph. Such Pollution Control Equipment Upgrade Analysis shall include proposed upgrades to the Unit’s existing PM Control Devices and a proposed alternate PM Emission Rate that the Unit shall meet upon completion of such upgrade. DMG shall deliver such Pollution Control Equipment Upgrade Analysis to EPA and the State of Illinois for approval pursuant to Section XIII (Review and Approval of Submittals) of this Consent Decree at least 24 months prior to the deadlines set forth in Paragraph 86 for each such Unit, unless those deadlines are less than 24 months after the date of entry of this Decree. In those cases only, (a) the Analysis shall be delivered within 180 days of entry of this Decree, and (b) so long as DMG timely submits the Analysis, any deadline for implementing a PM Emission Control Equipment Upgrade may be extended in accordance with the provisions of subparagraph (c) below.

a.	In conducting the Pollution Control Equipment Upgrade Analysis for any Unit, DMG shall consider all commercially available control technologies, except that DMG need not consider any of the following PM control measures:

1.	the complete replacement of the existing ESP with a new ESP, FGD, or Baghouse, or

2.	the upgrade of the existing ESP controls through the installation of any supplemental PM pollution control device if the costs of such upgrade are equal to or greater than the costs of a replacement ESP, FGD, or Baghouse (on a total dollar-per-ton-of-pollutant-removed basis).

b.	With each Pollution Control Equipment Upgrade Analysis delivered to EPA and the State of Illinois, DMG shall simultaneously deliver all documents that were considered in preparing such Pollution Control Equipment Upgrade Analysis. DMG shall retain a qualified contractor to assist in the performance and completion of each Pollution Control Equipment Upgrade Analysis.

c.	Beginning one (1) year after EPA and the State of Illinois approve the recommendation(s) made in a Pollution Control Equipment Upgrade Analysis for a Unit, DMG shall not operate that Unit unless all equipment called for in the recommendation(s) of the Pollution Control Equipment Upgrade Analysis has been installed. An installation period longer than one year may be allowed if DMG makes such a request in the Pollution Control Equipment Upgrade Analysis and EPA and the State of Illinois determine such additional time is necessary due to factors including but not limited to the magnitude of the PM control project or the need to address reliability concerns that could result from multiple Unit outages within the DMG System. Upon installation of all equipment recommended under an approved Pollution Control Equipment Upgrade Analysis, DMG shall operate such equipment in compliance with the recommendation(s) of the approved Pollution Control Equipment Upgrade Analysis, including compliance with the PM Emission Rate specified by the recommendation(s).

D. PM Emissions Monitoring

1. PM Stack Tests.

89. Beginning in calendar year 2005, and continuing in each calendar year thereafter, DMG shall conduct a PM performance test on each DMG System Unit. The annual stack test requirement imposed on each DMG System Unit by this Paragraph may be satisfied by stack tests conducted by DMG as required by its permits from the State of Illinois for any year that such stack tests are required under the permits. DMG may perform testing every other year, rather than every year, provided that two of the most recently completed test results from tests conducted in accordance with the methods and procedures specified in Paragraph 90 demonstrate that the particulate matter emissions are equal to or less than 0.015 lb/mmBTU. DMG shall perform testing every year, rather than every other year, beginning in the year immediately following any test result demonstrating that the particulate matter emissions are greater than 0.015 lb/mmBTU.

90. The reference methods and procedures for determining compliance with PM Emission Rates shall be those specified in 40 C.F.R. Part 60, Appendix A, Method 5, or an alternative method that is promulgated by EPA, requested for use herein by DMG, and approved for use herein by EPA and the State of Illinois. Use of any particular method shall conform to the EPA requirements specified in 40 C.F.R. Part 60, Appendix A and 40 C.F.R. § 60.48a (b) and (e), or any federally approved method contained in the Illinois State Implementation Plan. DMG shall calculate the PM Emission Rates from the stack test results in accordance with 40 C.F.R. § 60.8(f). The results of each PM stack test shall be submitted to EPA and the State of Illinois within 45 days of completion of each test.

2. PM CEMS

91. DMG shall install and operate PM CEMS in accordance with Paragraphs 92 through 96. Each PM CEMS shall comprise a continuous particle mass monitor measuring particulate matter concentration, directly or indirectly, on an hourly average basis and a diluent monitor used to convert the concentration to units of lb/mmBTU. DMG shall maintain, in an electronic database, the hourly average emission values produced by all PM CEMS in lb/mmBTU. DMG shall use reasonable efforts to keep each PM CEMS running and producing data whenever any Unit served by the PM CEMS is operating.

92. Within nine (9) months after entry of this Consent Decree, but in any case no later than June 30, 2006, DMG shall submit to EPA and the State of Illinois for review and approval pursuant to Section XIII (Review and Approval of Submittals) of this Consent Decree (a) a plan for the installation and certification of each PM CEMS; and (b) a proposed Quality Assurance/Quality Control (“QA/QC”) protocol that shall be followed in calibrating such PM CEMS. In developing both the plan for installation and certification of the PM CEMS and the QA/QC protocol, DMG shall use the criteria set forth in EPA’s Amendments to Standards of Performance for New Stationary Sources: Monitoring Requirements, 69 Fed. Reg. 1786 (January 12, 2004) (“P.S. 11”). EPA and the State of Illinois shall expeditiously review such submissions. Following approval by EPA and the State of Illinois of the protocol, DMG shall thereafter operate each PM CEMS in accordance with the approved protocol.

93. No later than the dates specified below, DMG shall install, certify, and operate PM CEMS on four (4) Units, stacks or common stacks in accordance with the following schedule:

STACK	DATE TO COMMENCE OPERATION OF PM CEMS
1st CEM on any DMG System Unit not scheduled to receive an FGD	December 31, 2006

2nd CEM on any DMG System Unit not scheduled to receive an FGD	December 31, 2007

3rd CEM on any DMG System Unit scheduled to receive an FGD	December 31, 2011

4th CEM on any DMG System Unit scheduled to receive an FGD	December 31, 2012

94. No later than ninety (90) days after DMG begins operation of the PM CEMS, DMG shall conduct tests of each PM CEMS to demonstrate compliance with the PM CEMS installation and certification plan submitted to and approved by EPA and the State of Illinois in accordance with Paragraph 92.

95. DMG shall operate the PM CEMS for at least two (2) years on each of the Units specified in Paragraph 93. After two (2) years of operation, DMG shall not be required to continue operating the PM CEMS on any such Units if EPA determines that operation of the PM CEMS is no longer feasible. Operation of a PM CEMS shall be considered no longer feasible if (a) the PM CEMS cannot be kept in proper condition for sufficient periods of time to produce reliable, adequate, or useful data consistent with the QA/QC protocol; or (b) DMG demonstrates that recurring, chronic, or unusual equipment adjustment or servicing needs in relation to other types of continuous emission monitors cannot be resolved through reasonable expenditures of resources. If EPA determines that DMG has demonstrated pursuant to this Paragraph that operation is no longer feasible, DMG shall be entitled to discontinue operation of and remove the PM CEMS.

3. PM Reporting

96. Following the installation of each PM CEMS, DMG shall begin and continue to report to EPA, the State of Illinois, and the Citizen Plaintiffs, pursuant to Section XII (Periodic Reporting), the data recorded by the PM CEMS, expressed in lb/mmBTU on a 3-hour rolling average basis in electronic format, as required by Paragraph 91.

E. General PM Provisions

97. Nothing in this Consent Decree is intended to, or shall, alter or waive any applicable law (including any defenses, entitlements, challenges, or clarifications related to the Credible Evidence Rule, 62 Fed. Reg. 8315 (Feb. 27, 1997)) concerning the use of data for any purpose under the Act.

VII. PROHIBITION ON NETTING CREDITS OR

OFFSETS FROM REQUIRED CONTROLS

98. Emission reductions that result from actions to be taken by DMG after entry of this Consent Decree to comply with the requirements of this Consent Decree shall not be considered as a creditable contemporaneous emission decrease for the purpose of obtaining a netting credit under the Clean Air Act’s Nonattainment NSR and PSD programs.

99. The limitations on the generation and use of netting credits or offsets set forth in the previous Paragraph 98 do not apply to emission reductions achieved by DMG System Units that are greater than those required under this Consent Decree. For purposes of this Paragraph, emission reductions from a DMG System Unit are greater than those required under this Consent Decree if, for example, they result from DMG compliance with federally enforceable emission limits that are more stringent than those limits imposed on DMG System Units under this Consent Decree and under applicable provisions of the Clean Air Act or the Illinois State Implementation Plan.

100. Nothing in this Consent Decree is intended to preclude the emission reductions generated under this Consent Decree from being considered by the State of Illinois or EPA as creditable contemporaneous emission decreases for the purpose of attainment demonstrations submitted pursuant to § 110 of the Act, 42 U.S.C. § 7410, or in determining impacts on NAAQS, PSD increment, or air quality related values, including visibility, in a Class I area.

VIII. ENVIRONMENTAL MITIGATION PROJECTS

101. DMG shall implement the Environmental Mitigation Projects (“Projects”) described in Appendix A to this Decree in compliance with the approved plans and schedules for such Projects and other terms of this Consent Decree. DMG shall submit plans for the Projects to the Plaintiffs for review and approval pursuant to Section XIII (Review and Approval of Submittals) of this Consent Decree in accordance with the schedules set forth in Appendix A. In implementing the Projects, DMG shall spend no less than $15 million in Project Dollars on or before December 31, 2007. DMG shall maintain, and present to the Plaintiffs upon request, all documents to substantiate the Project Dollars expended and shall provide these documents to the Plaintiffs within thirty (30) days of a request by any of the Plaintiffs for the documents.

102. All plans and reports prepared by DMG pursuant to the requirements of this Section of the Consent Decree and required to be submitted to EPA shall be publicly available from DMG without charge.

103. DMG shall certify, as part of each plan submitted to the Plaintiffs for any Project, that DMG is not otherwise required by law to perform the Project described in the plan, that DMG is unaware of any other person who is required by law to perform the Project, and that DMG will not use any Project, or portion thereof, to satisfy any obligations that it may have under other applicable requirements of law, including any applicable renewable portfolio standards.

104. DMG shall use good faith efforts to secure as much benefit as possible for the Project Dollars expended, consistent with the applicable requirements and limits of this Consent Decree.

105. If DMG elects (where such an election is allowed) to undertake a Project by contributing funds to another person or entity that will carry out the Project in lieu of DMG, but not including DMG’s agents or contractors, that person or instrumentality must, in writing: (a) identify its legal authority for accepting such funding; and (b) identify its legal authority to conduct the Project for which DMG contributes the funds. Regardless of whether DMG elected (where such election is allowed) to undertake a Project by itself or to do so by contributing funds to another person or instrumentality that will carry out the Project, DMG acknowledges that it will receive credit for the expenditure of such funds as Project Dollars only if DMG demonstrates that the funds have been actually spent by either DMG or by the person or instrumentality receiving them (or, in the case of internal costs, have actually been incurred by DMG), and that such expenditures met all requirements of this Consent Decree.

106. Beginning six (6) months after entry of this Consent Decree, and continuing until completion of each Project (including any applicable periods of demonstration or testing), DMG shall provide the Plaintiffs with semi-annual updates concerning the progress of each Project.

107. Within sixty (60) days following the completion of each Project required under this Consent Decree (including any applicable periods of demonstration or testing), DMG shall submit to the Plaintiffs a report that documents the date that the Project was completed, DMG’s results of implementing the Project, including the emission reductions or other environmental benefits achieved, and the Project Dollars expended by DMG in implementing the Project.

IX. CIVIL PENALTY

108. Within thirty (30) calendar days after entry of this Consent Decree, DMG shall pay to the United States a civil penalty in the amount of $9,000,000. The civil penalty shall be paid by Electronic Funds Transfer (“EFT”) to the United States Department of Justice, in accordance with current EFT procedures, referencing USAO File Number 1999V00379 and DOJ Case Number 90-5-2-1-06837 and the civil action case name and case number of this action. The costs of such EFT shall be DMG’s responsibility. Payment shall be made in accordance with instructions provided to DMG by the Financial Litigation Unit of the U.S. Attorney’s Office for the Southern District of Illinois. Any funds received after 2:00 p.m. EDT shall be credited on the next business day. At the time of payment, DMG shall provide notice of payment, referencing the USAO File Number, the DOJ Case Number, and the civil action case name and case number, to the Department of Justice and to EPA in accordance with Section XIX (Notices) of this Consent Decree.

109. Failure to timely pay the civil penalty shall subject DMG to interest accruing from the date payment is due until the date payment is made at the rate prescribed by 28 U.S.C. § 1961, and shall render DMG liable for all charges, costs, fees, and penalties established by law for the benefit of a creditor or of the United States in securing payment.

110. Payments made pursuant to this Section are penalties within the meaning of Section 162(f) of the Internal Revenue Code, 26 U.S.C. § 162(f), and are not tax-deductible expenditures for purposes of federal law.

X. RELEASE AND COVENANT NOT TO SUE

FOR ILLINOIS POWER COMPANY

111. Upon entry of this Decree, each of the Plaintiffs hereby forever releases Illinois Power Company from, and covenants not to sue Illinois Power Company for, any and all civil claims, causes of action, and liability under the Clean Air Act and/or the Illinois Environmental Protection Act that such Plaintiffs could assert (whether such claims, causes of action, and liability are, were, or ever will be characterized as known or unknown, asserted or unasserted, liquidated or contingent, accrued or unaccrued), where such claims, causes of action, and liability are based on any modification, within the meaning of the Clean Air Act and/or the Illinois Environmental Protection Act, undertaken at any time before lodging of this Decree at any DMG System Unit, including and without limitation all such claims, causes of action, and liability asserted, or that could have been asserted, against Illinois Power Company by the United States, the State of Illinois and/or the Citizen Plaintiffs in the lawsuit styled United States of America, et al. v. Illinois Power Company and Dynegy Midwest Generation, Inc., Civil Action No. 99-833-MJR and all such civil claims, causes of action, and liability asserted or that could have been or could be asserted under any or all of the following statutory and/or regulatory provisions:

a.	Parts C or D of Subchapter I of the Clean Air Act,

b.	Section 111 of the Clean Air Act and 40 C.F.R. Section 60.14,

c.	The federally approved and enforceable Illinois State Implementation Plan, but only insofar as such claims were alleged in the third amended complaint filed in the lawsuit so styled,

d.	Sections 502(a) and 504(a) of the Clean Air Act, but only to the extent that such claims are based on Illinois Power’s failure to obtain an operating permit that reflects applicable requirements imposed under Parts C or D of Subchapter I, or Section 111, of the Clean Air Act,

e.	Sections 9 and 9.1 of the Illinois Environmental Protection Act, 415 ILCS 5/9 and 9.1, all applicable regulations promulgated thereunder, and all relevant prior versions of such statute and regulations, and

f.	Section 39.5 of the Illinois Environmental Protection Act, 415 ILCS 5/39.5, and all applicable regulations promulgated thereunder, and all relevant prior versions of such statutes and regulations, but only to the extent that such claims are based on Illinois Power’s failure to obtain an operating permit that reflects applicable requirements imposed under Sections 9 and 9.1 of the Illinois Environmental Protection Act, 415 ILCS 5/9 and 9.1,

where such claims, causes of actions and liability are based on any modification, within the meaning of the Clean Air Act and/or the Illinois Environmental Protection Act, undertaken at any time before lodging of this Decree at any DMG System Unit. As to Illinois Power Company, such resolved claims shall not be subject to the Bases for Pursuing Resolved Claims set forth in Section XI, Subsection B, of this Consent Decree.

112. In accordance with Paragraph 171 of this Decree, in the event that Illinois Power acquires an Ownership Interest in, or becomes an operator (as that term is used and interpreted under the Clean Air Act) of, any DMG System Unit, this release shall become void with respect to the Unit(s) to which the Ownership Interest applies when and to the extent specified in Paragraph 171.

XI. RESOLUTION OF PLAINTIFFS’ CIVIL CLAIMS AGAINST DMG

A. RESOLUTION OF PLAINTIFFS’ CIVIL CLAIMS

113. Claims Based on Modifications Occurring Before the Lodging of Decree.

Entry of this Decree shall resolve all civil claims of the Plaintiffs against DMG under any or all of:

a.	Parts C or D of Subchapter I of the Clean Air Act,

b.	Section 111 of the Clean Air Act and 40 C.F.R. Section 60.14,

c.	The federally approved and enforceable Illinois State Implementation Plan, but only insofar as such claims were alleged in the third amended complaint filed in the lawsuit styled United States of America, et al. v. Illinois Power Company and Dynegy Midwest Generation, Inc., Civil Action No. 99-833-MJR,

d.	Sections 502(a) and 504(a) of the Clean Air Act, but only to the extent that such claims are based on DMG’s or Illinois Power’s failure to obtain an operating permit that reflects applicable requirements imposed under Parts C or D of Subchapter I, or Section 111, of the Clean Air Act,

e.	Sections 9 and 9.1 of the Illinois Environmental Protection Act, 415 ILCS 5/9 and 9.1, all applicable regulations promulgated thereunder, and all relevant prior versions of such statute and regulations, and

f.	Section 39.5 of the Illinois Environmental Protection Act, 415 ILCS 5/39.5, and all applicable regulations promulgated thereunder, and all relevant prior versions of such statutes and regulations, but only to the extent that such claims are based on Illinois Power’s failure to obtain an operating permit that reflects applicable requirements imposed under Sections 9 and 9.1 of the Illinois Environmental Protection Act, 415 ILCS 5/9 and 9.1,

that arose from any modifications commenced at any DMG System Unit prior to the date of lodging of this Decree, including but not limited to those modifications alleged in the Complaints filed in this civil action.

114. Claims Based on Modifications After the Lodging of Decree.

As to DMG, entry of this Decree also shall resolve all civil claims of the Plaintiffs against DMG for pollutants regulated under Parts C or D of Subchapter I of the Clean Air Act, and under regulations promulgated thereunder as of the date of lodging of this Decree, where such claims are based on a modification completed before December 31, 2015 and:

a.	commenced at any DMG System unit after lodging of this Decree; or

b.	that this Consent Decree expressly directs DMG to undertake.

The term “modification” as used in this Paragraph 114 shall have the meaning that term is given under the Clean Air Act and under the regulations promulgated thereunder as of July 31, 2003.

115. Reopeners. The Resolution of the Plaintiffs’ Civil Claims against DMG, as provided by this Subsection A, is subject to the provisions of Subsection B of this Section.

B. PURSUIT OF PLAINTIFFS’ CIVIL CLAIMS OTHERWISE RESOLVED

116. Bases for Pursuing Resolved Claims Across DMG System. If DMG violates System-Wide Annual Tonnage Limitations for NOx required pursuant to Paragraph 57, the System-Wide Annual Tonnage Limitations for SO2 required pursuant to Paragraph 73, or operates a Unit more than ninety days past an installation date without completing the required installation or upgrade and commencing operation of any emission control device required pursuant to Paragraphs 51, 54, 66, or 85, then the Plaintiffs may pursue any claim at any DMG System Unit that is otherwise resolved under Subsection A (Resolution of Plaintiffs’ Civil Claims), subject to (a) and (b) below.

a.	For any claims based on modifications undertaken at an Other Unit (i.e., any Unit of the DMG System that is not an Improved Unit for the pollutant in question), claims may be pursued only where the modification(s) on which such claim is based was commenced within the five (5) years preceding the violation or failure specified in this Paragraph.

b.	For any claims based on modifications undertaken at an Improved Unit, claims may be pursued only where the modification(s) on which such claim is based was commenced (1) after lodging of the Consent Decree and (2) within the five years preceding the violation or failure specified in this Paragraph.

117. Additional Bases for Pursuing Resolved Claims for Modifications at an Improved Unit. Solely with respect to Improved Units, the Plaintiffs may also pursue claims arising from a modification (or collection of modifications) at an Improved Unit that have otherwise been resolved under Subsection A (Resolution of Plaintiffs’ Civil Claims), if the modification (or collection of modifications) at the Improved Unit on which such claims are based (a) was commenced after lodging of this Consent Decree, and (b) individually (or collectively) increased the maximum hourly emission rate of that Unit for NOx or SO2 (as measured by 40 C.F.R. § 60.14 (b) and (h)) by more than ten percent (10%).

118.	Additional Bases for Pursuing Resolved Claims for Modifications at an Other Unit. a. Solely with respect to Other Units, the Plaintiffs may also pursue claims arising from a modification (or collection of modifications) at an Other Unit that have otherwise been resolved under Subsection A (Resolution of Plaintiffs’ Civil Claims), if the modification (or collection of modifications) at the Other Unit on which the claim is based was commenced within the five (5) years preceding any of the following events:

1. a modification (or collection of modifications) at such Other Unit commenced after lodging of this Consent Decree increases the maximum hourly emission rate for such Other Unit for the relevant pollutant (NOx or SO2) (as measured by 40 C.F.R. § 60.14(b) and (h));

2. the aggregate of all Capital Expenditures made at such Other Unit (a) exceed $150/KW on the Unit’s Boiler Island (based on the generating capacities identified in Paragraph 14) during the period from the date of lodging of this Decree through December 31, 2010, provided that Capital Expenditures made solely for the conversion of Vermilion Units 1 and 2 to low sulfur coal through the earlier of entry of this Consent Decree or September 30, 2005, shall be excluded; or (b) exceed $125/KW on the Unit’s Boiler Island (based on the generating capacities identified in Paragraph 14) during the period from January 1, 2011 through December 31, 2015. (Capital Expenditures shall be measured in calendar year 2004 constant dollars, as adjusted by the McGraw-Hill Engineering News-Record Construction Cost Index); or

3. a modification (or collection of modifications) at such Other Unit commenced after lodging of this Consent Decree results in an emissions increase of NOx and/or SO2 at such Other Unit, and such increase:

(i) presents, by itself, or in combination with other emissions or sources, “an imminent and substantial endangerment” within the meaning of Section 303 of the Act, 42 U.S.C. §7603;

(ii) causes or contributes to violation of a NAAQS in any Air Quality Control Area that is in attainment with that NAAQS;

(iii) causes or contributes to violation of a PSD increment; or

(iv) causes or contributes to any adverse impact on any formally-recognized air quality and related values in any Class I area.

4. The introduction of any new or changed NAAQS shall not, standing alone, provide the showing needed under Paragraph 113, Subparagraphs (3)(ii) or (3)(iii), to pursue any claim for a modification at an Other Unit resolved under Subsection B of this Section.

b.	Solely with respect to Other Units at the plants listed below, the Plaintiffs may also pursue claims arising from a modification (or collection of modifications) at such Other Unit commenced after lodging of this Consent Decree if such modification (or collection of modifications) results in an emissions increase of NOx and/or SO2 at such Other Unit, and such increase causes the emissions at the Plant at issue to exceed the Plant-Wide Annual Tonnage Emission Levels listed below:

Unit	SO2 Tons Limit	NOX Tons Limit
Hennepin	9,050	2,650

Vermillion	17,370 (in 2005) 5,650 (in 2006 and thereafter)	3,360

Wood River	13,700	3,100

XII. PERIODIC REPORTING

119. Within one hundred eighty (180) days after each date established by this Consent Decree for DMG to achieve and maintain a certain PM Emission Rate at any DMG System Unit, DMG shall conduct a performance test for PM that demonstrates compliance with the Emission Rate required by this Consent Decree. Within forty-five (45) days of each such performance test, DMG shall submit the results of the performance test to EPA, the State of Illinois, and the Citizen Plaintiffs at the addresses specified in Section XIX (Notices) of this Consent Decree.

120. Beginning thirty (30) days after the end of the second full calendar quarter following the entry of this Consent Decree, and continuing on a semi-annual basis until December 31, 2015, and in addition to any other express reporting requirement in this Consent Decree, DMG shall submit to EPA, the State of Illinois, and the Citizen Plaintiffs a progress report.

121. The progress report shall contain the following information:

a. all information necessary to determine compliance with the requirements of the following Paragraphs of this Consent Decree: Paragraphs 51, 52, 53, 54, and 57 concerning NOx emissions; Paragraphs 66, 70, 71, 72 and 73 concerning SO2 emissions; Paragraphs 83, 84, 85, 86, 88 (if applicable), 89, 91, 93, and 94 concerning PM emissions;

b. documentation of any Capital Expenditures made, during the period covered by the progress report, solely for the conversion of Vermilion Units 1 and 2 to low sulfur coal, but excluded from the aggregate of Capital Expenditures pursuant to Paragraph 118(a)(2);

c. all information relating to emission allowances and credits that DMG claims to have generated in accordance with Paragraph 61 through compliance beyond the requirements of this Consent Decree; and

d. all information indicating that the installation and commencement of operation for a pollution control device may be delayed, including the nature and cause of the delay, and any steps taken by DMG to mitigate such delay.

122. In any periodic progress report submitted pursuant to this Section, DMG may incorporate by reference information previously submitted under its Title V permitting requirements, provided that DMG attaches the Title V permit report, or the relevant portion thereof, and provides a specific reference to the provisions of the Title V permit report that are responsive to the information required in the periodic progress report.

123. In addition to the progress reports required pursuant to this Section, DMG shall provide a written report to EPA, the State of Illinois, and the Citizen Plaintiffs of any violation of the requirements of this Consent Decree within fifteen (15) calendar days of when DMG knew or should have known of any such violation. In this report, DMG shall explain the cause or causes of the violation and all measures taken or to be taken by DMG to prevent such violations in the future.

124. Each DMG report shall be signed by DMG’s Vice President of Environmental Services or his or her equivalent or designee of at least the rank of Vice President, and shall contain the following certification:

This information was prepared either by me or under my direction or supervision in accordance with a system designed to assure that qualified personnel properly gather and evaluate the information submitted. Based on my evaluation, or the direction and my inquiry of the person(s) who manage the system, or the person(s) directly responsible for gathering the information, I hereby certify under penalty of law that, to the best of my knowledge and belief, this information is true, accurate, and complete. I understand that there are significant penalties for submitting false, inaccurate, or incomplete information to the United States.

125. If any SO2 Allowances are surrendered to any third party pursuant to this Consent Decree, the third party’s certification pursuant to Paragraph 79 shall be signed by a managing officer of the third party and shall contain the following language:

I certify under penalty of law that,                      [name of third party] will not sell, trade, or otherwise exchange any of the allowances and will not use any of the allowances to meet any obligation imposed by any environmental law. I understand that there are significant penalties for submitting false, inaccurate, or incomplete information to the United States.

XIII. REVIEW AND APPROVAL OF SUBMITTALS

126. DMG shall submit each plan, report, or other submission required by this Decree to the Plaintiff(s) specified whenever such a document is required to be submitted for review or approval pursuant to this Consent Decree. The Plaintiff(s) to whom the report is submitted, as required, may approve the submittal or decline to approve it and provide written comments explaining the bases for declining such approval. Such Plaintiff(s) will endeavor to coordinate their comments into one document when explaining their bases for declining such approval. Within sixty (60) days of receiving written comments from any of the Plaintiffs, DMG shall either: (a) revise the submittal consistent with the written comments and provide the revised submittal to the Plaintiffs; or (b) submit the matter for dispute resolution, including the period of informal negotiations, under Section XVI (Dispute Resolution) of this Consent Decree.

127. Upon receipt of EPA’s final approval of the submittal, or upon completion of the submittal pursuant to dispute resolution, DMG shall implement the approved submittal in accordance with the schedule specified therein or another EPA-approved schedule.

XIV. STIPULATED PENALTIES

128. For any failure by DMG to comply with the terms of this Consent Decree, and subject to the provisions of Sections XV (Force Majeure) and XVI (Dispute Resolution), DMG shall pay, within thirty (30) days after receipt of written demand to DMG by the United States, the following stipulated penalties to the United States:

Consent Decree Violation	Stipulated Penalty
a. Failure to pay the civil penalty as specified in Section IX (Civil Penalty) of this Consent Decree	$10,000 per day

b. Failure to comply with any applicable 30-Day Rolling Average Emission Rate for NOx or SO2 or Emission Rate for PM, where the violation is less than 5% in excess of the limits set forth in this Consent Decree	$2,500 per day per violation

c. Failure to comply with any applicable 30-Day Rolling Average Emission Rate for NOx or SO2 or Emission Rate for PM, where the violation is equal to or greater than 5% but less than 10% in excess of the limits set forth in this Consent Decree	$5,000 per day per violation

d. Failure to comply with any applicable 30-Day Rolling Average Emission Rate for NOx or SO2 or Emission Rate for PM, where the violation is equal to or greater than 10% in excess of the limits set forth in this Consent Decree	$10,000 per day per violation

e. Failure to comply with the System-Wide Annual Tonnage Limits for SO2, where the violation is less than 100 tons in excess of the limits set forth in this Consent Decree	$60,000 per calendar year, plus the surrender, pursuant to the procedures set forth in Paragraphs 79 and 80 of this Consent Decree, of SO2 Allowances in an amount equal to two times the number of tons by which the limitation was exceeded

f. Failure to comply with the System-Wide Annual Tonnage Limits for SO2, where the violation is equal to or greater than 100 tons in excess of the limits set forth in this Consent Decree	$120,000 per calendar year, plus the surrender, pursuant to the procedures set forth in Paragraphs 79 and 80 of this Consent Decree, of SO2 Allowances in an amount equal to two times the number of tons by which the limitation was exceeded

g. Failure to comply with the System-Wide Annual Tonnage Limits for NOx, where the violation is less than 100 tons in excess of the limits set forth in this Consent Decree	$60,000 per calendar year, plus the surrender of NOx Allowances in an amount equal to two times the number of tons by which the limitation was exceeded

h. Failure to comply with the System-Wide Annual Tonnage Limits for NOx, where the violation is equal to or greater than 100 tons in excess of the limits set forth in this Consent Decree	$120,000 per calendar year, plus the surrender of NOx Allowances in an amount equal to two times the number of tons by which the limitation was exceeded

i. Operation of a Unit required under this Consent Decree to be equipped with any NOx, SO2, or PM control device without the operation of such device, as required under this Consent Decree	$10,000 per day per violation during the first 30 days, $27,500 per day per violation thereafter

j. Failure to install or operate CEMS as required in this Consent Decree	$1,000 per day per violation

k. Failure to conduct performance tests of PM emissions, as required in this Consent Decree	$1,000 per day per violation

l. Failure to apply for any permit required by Section XVII	$1,000 per day per violation

m. Failure to timely submit, modify, or implement, as approved, the reports, plans, studies, analyses, protocols, or other submittals required by this Consent Decree	$750 per day per violation during the first ten days, $1,000 per day per violation thereafter

n. Using, selling or transferring NOx Allowances except as permitted by Paragraphs 60 and 61	the surrender of NOx Allowances in an amount equal to four times the number of NOx Allowances used, sold, or transferred in violation of this Consent Decree

o. Failure to surrender SO2 Allowances as required by Paragraph 75	(a) $27,500 per day plus (b) $1,000 per SO2 Allowance not surrendered

p. Failure to demonstrate the third-party surrender of an SO2 Allowance in accordance with Paragraph 79 and 80	$2,500 per day per violation

q. Failure to undertake and complete any of the Environmental Mitigation Projects in compliance with Section VIII (Environmental Mitigation Projects) of this Consent Decree	$1,000 per day per violation during the first 30 days, $5,000 per day per violation thereafter

r. Any other violation of this Consent Decree	$1,000 per day per violation

129. Violation of an Emission Rate that is based on a 30-Day Rolling Average is a violation on every day on which the average is based. Where a violation of a 30-Day Rolling Average Emission Rate (for the same pollutant and from the same source) recurs within periods of less than thirty (30) days, DMG shall not pay a daily stipulated penalty for any day of the recurrence for which a stipulated penalty has already been paid.

130. In any case in which the payment of a stipulated penalty includes the surrender of SO2 Allowances, the provisions of Paragraph 76 shall not apply.

131. All stipulated penalties shall begin to accrue on the day after the performance is due or on the day a violation occurs, whichever is applicable, and shall continue to accrue until performance is satisfactorily completed or until the violation ceases, whichever is applicable. Nothing in this Consent Decree shall prevent the simultaneous accrual of separate stipulated penalties for separate violations of this Consent Decree.

132. DMG shall pay all stipulated penalties to the United States within thirty (30) days of receipt of written demand to DMG from the United States, and shall continue to make such payments every thirty (30) days thereafter until the violation(s) no longer continues, unless DMG elects within 20 days of receipt of written demand to DMG from the United States to dispute the accrual of stipulated penalties in accordance with the provisions in Section XVI (Dispute Resolution) of this Consent Decree.

133. Stipulated penalties shall continue to accrue as provided in accordance with Paragraph 128 during any dispute, with interest on accrued stipulated penalties payable and calculated at the rate established by the Secretary of the Treasury, pursuant to 28 U.S.C. § 1961, but need not be paid until the following:

a.	If the dispute is resolved by agreement, or by a decision of Plaintiffs pursuant to Section XVI (Dispute Resolution) of this Consent Decree that is not appealed to the Court, accrued stipulated penalties agreed or determined to be owing, together with accrued interest, shall be paid within thirty (30) days of the effective date of the agreement or of the receipt of Plaintiffs’ decision;

b.	If the dispute is appealed to the Court and Plaintiffs prevail in whole or in part, DMG shall, within sixty (60) days of receipt of the Court’s decision or order, pay all accrued stipulated penalties determined by the Court to be owing, together with interest accrued on such penalties determined by the Court to be owing, except as provided in Subparagraph c, below;

c.	If the Court’s decision is appealed by any Party, DMG shall, within fifteen (15) days of receipt of the final appellate court decision, pay all accrued stipulated penalties determined to be owing, together with interest accrued on such stipulated penalties determined to be owing by the appellate court.

Notwithstanding any other provision of this Consent Decree, the accrued stipulated penalties agreed by the Plaintiffs and DMG, or determined by the Plaintiffs through Dispute Resolution, to be owing may be less than the stipulated penalty amounts set forth in Paragraph 128.

134. All stipulated penalties shall be paid in the manner set forth in Section IX (Civil Penalty) of this Consent Decree.

135. Should DMG fail to pay stipulated penalties in compliance with the terms of this Consent Decree, the United States shall be entitled to collect interest on such penalties, as provided for in 28 U.S.C. § 1961.

136. The stipulated penalties provided for in this Consent Decree shall be in addition to any other rights, remedies, or sanctions available to the United States by reason of DMG’s failure to comply with any requirement of this Consent Decree or applicable law, except that for any violation of the Act for which this Consent Decree provides for payment of a stipulated penalty, DMG shall be allowed a credit for stipulated penalties paid against any statutory penalties also imposed for such violation.

XV. FORCE MAJEURE

137. For purposes of this Consent Decree, a “Force Majeure Event” shall mean an event that has been or will be caused by circumstances beyond the control of DMG, its contractors, or any entity controlled by DMG that delays compliance with any provision of this Consent Decree or otherwise causes a violation of any provision of this Consent Decree despite DMG’s best efforts to fulfill the obligation. “Best efforts to fulfill the obligation” include using best efforts to anticipate any potential Force Majeure Event and to address the effects of any such event (a) as it is occurring and (b) after it has occurred, such that the delay or violation is minimized to the greatest extent possible.

138. Notice of Force Majeure Events. If any event occurs or has occurred that may delay compliance with or otherwise cause a violation of any obligation under this Consent Decree, as to which DMG intends to assert a claim of Force Majeure, DMG shall notify the Plaintiffs in writing as soon as practicable, but in no event later than fourteen (14) business days following the date DMG first knew, or by the exercise of due diligence should have known, that the event caused or may cause such delay or violation. In this notice, DMG shall reference this Paragraph of this Consent Decree and describe the anticipated length of time that the delay or violation may persist, the cause or causes of the delay or violation, all measures taken or to be taken by DMG to prevent or minimize the delay or violation, the schedule by which DMG proposes to implement those measures, and DMG’s rationale for attributing a delay or violation to a Force Majeure Event. DMG shall adopt all reasonable measures to avoid or minimize such delays or violations. DMG shall be deemed to know of any circumstance which DMG, its contractors, or any entity controlled by DMG knew or should have known.

139. Failure to Give Notice. If DMG fails to comply with the notice requirements of this Section, EPA (after consultation with the State of Illinois and the Citizen Plaintiffs) may void DMG’s claim for Force Majeure as to the specific event for which DMG has failed to comply with such notice requirement.

140. Plaintiffs’ Response. EPA shall notify DMG in writing regarding DMG’s claim of Force Majeure within twenty (20) business days of receipt of the notice provided under Paragraph 138. If EPA (after consultation with the State of Illinois and the Citizen Plaintiffs) agrees that a delay in performance has been or will be caused by a Force Majeure Event, EPA and DMG shall stipulate to an extension of deadline(s) for performance of the affected compliance requirement(s) by a period equal to the delay actually caused by the event. In such circumstances, an appropriate modification shall be made pursuant to Section XXIII (Modification) of this Consent Decree.

141. Disagreement. If EPA (after consultation with the State of Illinois and the Citizen Plaintiffs) does not accept DMG’s claim of Force Majeure, or if EPA and DMG cannot agree on the length of the delay actually caused by the Force Majeure Event, the matter shall be resolved in accordance with Section XVI (Dispute Resolution) of this Consent Decree.

142. Burden of Proof. In any dispute regarding Force Majeure, DMG shall bear the burden of proving that any delay in performance or any other violation of any requirement of this Consent Decree was caused by or will be caused by a Force Majeure Event. DMG shall also bear the burden of proving that DMG gave the notice required by this Section and the burden of proving the anticipated duration and extent of any delay(s) attributable to a Force Majeure Event. An extension of one compliance date based on a particular event may, but will not necessarily, result in an extension of a subsequent compliance date.

143. Events Excluded. Unanticipated or increased costs or expenses associated with the performance of DMG’s obligations under this Consent Decree shall not constitute a Force Majeure Event.

144. Potential Force Majeure Events. The Parties agree that, depending upon the circumstances related to an event and DMG’s response to such circumstances, the kinds of events listed below are among those that could qualify as Force Majeure Events within the meaning of this Section: construction, labor, or equipment delays; Malfunction of a Unit or emission control device; acts of God; acts of war or terrorism; and orders by a government official, government agency, other regulatory authority, or a regional transmission organization, acting under and authorized by applicable law, that directs DMG to supply electricity in response to a system-wide (state-wide or regional) emergency. Depending upon the circumstances and DMG’s response to such circumstances, failure of a permitting authority to issue a necessary permit in a timely fashion may constitute a Force Majeure Event where the failure of the permitting authority to act is beyond the control of DMG and DMG has taken all steps available to it to obtain the necessary permit, including, but not limited to: submitting a complete permit application; responding to requests for additional information by the permitting authority in a timely fashion; and accepting lawful permit terms and conditions after expeditiously exhausting any legal rights to appeal terms and conditions imposed by the permitting authority.

145. As part of the resolution of any matter submitted to this Court under Section XVI (Dispute Resolution) of this Consent Decree regarding a claim of Force Majeure, the Plaintiffs and DMG by agreement, or this Court by order, may in appropriate circumstances extend or modify the schedule for completion of work under this Consent Decree to account for the delay in the work that occurred as a result of any delay agreed to by the United States and the States or approved by the Court. DMG shall be liable for stipulated penalties for its failure thereafter to complete the work in accordance with the extended or modified schedule (provided that DMG shall not be precluded from making a further claim of Force Majeure with regard to meeting any such extended or modified schedule).

XVI. DISPUTE RESOLUTION

146. The dispute resolution procedure provided by this Section shall be available to resolve all disputes arising under this Consent Decree, provided that the Party invoking such procedure has first made a good faith attempt to resolve the matter with the other Party.

147. The dispute resolution procedure required herein shall be invoked by one Party giving written notice to the other Party advising of a dispute pursuant to this Section. The notice shall describe the nature of the dispute and shall state the noticing Party’s position with regard to such dispute. The Party receiving such a notice shall acknowledge receipt of the notice, and the Parties in dispute shall expeditiously schedule a meeting to discuss the dispute informally not later than fourteen (14) days following receipt of such notice.

148. Disputes submitted to dispute resolution under this Section shall, in the first instance, be the subject of informal negotiations among the disputing Parties. Such period of informal negotiations shall not extend beyond thirty (30) calendar days from the date of the first meeting among the disputing Parties’ representatives unless they agree in writing to shorten or extend this period. During the informal negotiations period, the disputing Parties may also submit their dispute to a mutually agreed upon alternative dispute resolution (ADR) forum if the Parties agree that the ADR activities can be completed within the 30-day informal negotiations period (or such longer period as the Parties may agree to in writing).

149. If the disputing Parties are unable to reach agreement during the informal negotiation period, the Plaintiffs shall provide DMG with a written summary of their position regarding the dispute. The written position provided by Plaintiffs shall be considered binding unless, within forty-five (45) calendar days thereafter, DMG seeks judicial resolution of the dispute by filing a petition with this Court. The Plaintiffs may respond to the petition within forty-five (45) calendar days of filing. In their initial filings with the Court under this Paragraph, the disputing Parties shall state their respective positions as to the applicable standard of law for resolving the particular dispute.

150. The time periods set out in this Section may be shortened or lengthened upon motion to the Court of one of the Parties to the dispute, explaining the party’s basis for seeking such a scheduling modification.

151. This Court shall not draw any inferences nor establish any presumptions adverse to any disputing Party as a result of invocation of this Section or the disputing Parties’ inability to reach agreement.

152. As part of the resolution of any dispute under this Section, in appropriate circumstances the disputing Parties may agree, or this Court may order, an extension or modification of the schedule for the completion of the activities required under this Consent Decree to account for the delay that occurred as a result of dispute resolution. DMG shall be liable for stipulated penalties for its failure thereafter to complete the work in accordance with the extended or modified schedule, provided that DMG shall not be precluded from asserting that a Force Majeure Event has caused or may cause a delay in complying with the extended or modified schedule.

153. The Court shall decide all disputes pursuant to applicable principles of law for resolving such disputes. In their initial filings with the Court under Paragraph 149, the disputing Parties shall state their respective positions as to the applicable standard of law for resolving the particular dispute.

XVII. PERMITS

154. Unless expressly stated otherwise in this Consent Decree, in any instance where otherwise applicable law or this Consent Decree requires DMG to secure a permit to authorize construction or operation of any device contemplated herein, including all preconstruction, construction, and operating permits required under state law, DMG shall make such application in a timely manner. EPA and the State of Illinois shall use their best efforts to review expeditiously all permit applications submitted by DMG to meet the requirements of this Consent Decree.

155. Notwithstanding the previous Paragraph, nothing in this Consent Decree shall be construed to require DMG to apply for or obtain a PSD or Nonattainment NSR permit for physical changes in, or changes in the method of operation of, any DMG System Unit that would give rise to claims resolved by Section XI. A. (Resolution of Plaintiffs’ Civil Claims) of this Consent Decree.

156. When permits are required as described in Paragraph 154, DMG shall complete and submit applications for such permits to the appropriate authorities to allow time for all legally required processing and review of the permit request, including requests for additional information by the permitting authorities. Any failure by DMG to submit a timely permit application for any Unit in the DMG System shall bar any use by DMG of Section XV (Force Majeure) of this Consent Decree, where a Force Majeure claim is based on permitting delays.

157. Notwithstanding the reference to Title V permits in this Consent Decree, the enforcement of such permits shall be in accordance with their own terms and the Act. The Title V permits shall not be enforceable under this Consent Decree, although any term or limit established by or under this Consent Decree shall be enforceable under this Consent Decree regardless of whether such term has or will become part of a Title V permit, subject to the terms of Section XXVII (Conditional Termination of Enforcement Under Decree) of this Consent Decree.

158. Within one hundred eighty (180) days after entry of this Consent Decree, DMG shall amend any applicable Title V permit application, or apply for amendments of its Title V permits, to include a schedule for all Unit-specific performance, operational, maintenance, and control technology requirements established by this Consent Decree including, but not limited to, required emission rates and the requirement in Paragraph 75 pertaining to the surrender of SO2 Allowances.

159. Within one (1) year from the commencement of operation of each pollution control device to be installed, upgraded, or operated under this Consent Decree, DMG shall apply to amend its Title V permit for the generating plant where such device is installed to reflect all new requirements applicable to that plant, including, but not limited to, any applicable 30-Day Rolling Average Emission Rate.

160. Prior to January 1, 2015, DMG shall either: (a) apply to amend the Title V permit for each plant in the DMG System to include a provision, which shall be identical for each Title V permit, that contains the allowance surrender requirements and the System-Wide Annual Tonnage Limitations set forth in this Consent Decree; or (b) apply for amendments to the Illinois State Implementation Plan to include such requirements and limitations therein.

161. DMG shall provide the Plaintiffs with a copy of each application to amend its Title V permit for a plant within the DMG System, as well as a copy of any permit proposed as a result of such application, to allow for timely participation in any public comment opportunity.

162. If DMG sells or transfers to an entity unrelated to DMG (“Third Party Purchaser”) part or all of its Ownership Interest in a Unit in the DMG System, DMG shall comply with the requirements of Section XX (Sales or Transfers of Ownership Interests) with regard to that Unit prior to any such sale or transfer unless, following any such sale or transfer, DMG remains the holder of the Title V permit for such facility.

XVIII. INFORMATION COLLECTION AND RETENTION

163. Any authorized representative of the United States or the State of Illinois, including their attorneys, contractors, and consultants, upon presentation of credentials, shall have a right of entry upon the premises of any facility in the DMG System at any reasonable time for the purpose of:

a.	monitoring the progress of activities required under this Consent Decree;

b.	verifying any data or information submitted to the United States in accordance with the terms of this Consent Decree;

c.	obtaining samples and, upon request, splits of any samples taken by DMG or its representatives, contractors, or consultants; and

d.	assessing DMG’s compliance with this Consent Decree.

164. DMG shall retain, and instruct its contractors and agents to preserve, all non-identical copies of all records and documents (including records and documents in electronic form) now in its or its contractors’ or agents’ possession or control, and that directly relate to DMG’s performance of its obligations under this Consent Decree for the following periods: (a) until December 31, 2020 for records concerning physical or operational changes undertaken in accordance with Paragraph 114; and (b) until December 31, 2017 for all other records. This record retention requirement shall apply regardless of any corporate document retention policy to the contrary.

165. All information and documents submitted by DMG pursuant to this Consent Decree shall be subject to any requests under applicable law providing public disclosure of documents unless (a) the information and documents are subject to legal privileges or protection or (b) DMG claims and substantiates in accordance with 40 C.F.R. Part 2 that the information and documents contain confidential business information.

166. Nothing in this Consent Decree shall limit the authority of the EPA or the State of Illinois to conduct tests and inspections at DMG’s facilities under Section 114 of the Act, 42 U.S.C. § 7414, or any other applicable federal or state laws, regulations or permits.

XIX. NOTICES

167. Unless otherwise provided herein, whenever notifications, submissions, or communications are required by this Consent Decree, they shall be made in writing and addressed as follows:

As to the United States of America:

Chief, Environmental Enforcement Section

Environment and Natural Resources Division

U.S. Department of Justice

P.O. Box 7611, Ben Franklin Station

Washington, D.C. 20044-7611

DJ# 90-5-2-1-06837

and

Director, Air Enforcement Division

Office of Enforcement and Compliance Assurance

U.S. Environmental Protection Agency

Ariel Rios Building [2242A]

1200 Pennsylvania Avenue, N.W.

Washington, DC 20460

and

Regional Administrator

U.S. EPA- Region 5

77 W. Jackson St.

Chicago, IL 60604

and

George Czerniak, Chief, AECAB

U.S. EPA- Region 5

77 W. Jackson St. - AE-17J

Chicago, IL 60604

As to the State of Illinois:

Bureau Chief

Bureau of Air

Illinois Environmental Protection Agency

1021 North Grand Avenue East, P.O. Box 19276

Springfield, Illinois 62794-9276

and

Bureau Chief

Environmental Bureau

Illinois Attorney General’s Office

500 South Second Street

Springfield, Illinois 62706

As to the Citizen Plaintiffs:

Executive Director

Environmental Law and Policy Center of the Midwest

35 East Wacker Dr. Suite 1300

Chicago, Illinois 60601-2110

As to DMG:

Vice President, Environmental Health & Safety

Dynegy Midwest Generation, Inc.

2828 North Monroe Street

Decatur, Illinois 62526

and

Executive Vice President and General Counsel

Dynegy Inc.

1000 Louisiana Street, Suite 5800

Houston, Texas 77002

As to Illinois Power Company:

Senior Vice President, General Counsel, and Secretary

Illinois Power Company

One Ameren Plaza

1901 Chouteau Avenue

St. Louis, Missouri 63166

168. All notifications, communications or submissions made pursuant to this Section shall be sent either by: (a) overnight mail or overnight delivery service, or (b) certified or registered mail, return receipt requested. All notifications, communications and transmissions (a) sent by overnight, certified or registered mail shall be deemed submitted on the date they are postmarked, or (b) sent by overnight delivery service shall be deemed submitted on the date they are delivered to the delivery service.

169. Any Party may change either the notice recipient or the address for providing notices to it by serving all other Parties with a notice setting forth such new notice recipient or address.

XX. SALES OR TRANSFERS OF OWNERSHIP INTERESTS

170. If DMG proposes to sell or transfer an Ownership Interest to an entity unrelated to DMG (“Third Party Purchaser”), it shall advise the Third Party Purchaser in writing of the existence of this Consent Decree prior to such sale or transfer, and shall send a copy of such written notification to the Plaintiffs pursuant to Section XIX (Notices) of this Consent Decree at least sixty (60) days before such proposed sale or transfer.

171. No sale or transfer of an Ownership Interest shall take place before the Third Party Purchaser and EPA have executed, and the Court has approved, a modification pursuant to Section XXIII (Modification) of this Consent Decree making the Third Party Purchaser a party to this Consent Decree and jointly and severally liable with DMG for all the requirements of this Decree that may be applicable to the transferred or purchased Ownership Interests. Should Illinois Power (or any successor thereof) become a Third Party Purchaser or an operator (as the term “operator” is used and interpreted under the

Clean Air Act) of any DMG System Unit, then the provisions in Section X of this Consent Decree (Release and Covenant Not to Sue for Illinois Power Company) that apply to Illinois Power shall no longer apply as to the DMG System Unit(s) associated with the transfer, and instead, the Resolution of Plaintiffs’ Civil Claims provisions in Section XI that apply to DMG shall apply to Illinois Power with respect to such transferred Unit(s), and such changes shall be reflected in the modification to the Decree reflecting the sale or transfer of an Ownership Interest contemplated by this Paragraph.

172. This Consent Decree shall not be construed to impede the transfer of any Ownership Interests between DMG and any Third Party Purchaser so long as the requirements of this Consent Decree are met. This Consent Decree shall not be construed to prohibit a contractual allocation – as between DMG and any Third Party Purchaser of Ownership Interests – of the burdens of compliance with this Decree, provided that both DMG and such Third Party Purchaser shall remain jointly and severally liable to EPA for the obligations of the Decree applicable to the transferred or purchased Ownership Interests.

173. If EPA agrees, EPA, DMG, and the Third Party Purchaser that has become a party to this Consent Decree pursuant to Paragraph 171, may execute a modification that relieves DMG of its liability under this Consent Decree for, and makes the Third Party Purchaser liable for, all obligations and liabilities applicable to the purchased or transferred Ownership Interests. Notwithstanding the foregoing, however, DMG may not assign, and may not be released from, any obligation under this Consent Decree that is not specific to the purchased or transferred Ownership Interests, including the obligations set forth in Sections VIII (Environmental Mitigation Projects) and IX (Civil Penalty). DMG may propose and the EPA may agree to restrict the scope of the joint and several liability of any purchaser or transferee for any obligations of this Consent Decree that are not specific to the transferred or purchased Ownership Interests, to the extent such obligations may be adequately separated in an enforceable manner.

174. Paragraphs 170 and 171 of this Consent Decree do not apply if an Ownership Interest is sold or transferred solely as collateral security in order to consummate a financing arrangement (not including a sale-leaseback), so long as DMG: a) remains the operator (as that term is used and interpreted under the Clean Air Act) of the subject DMG System Unit(s); b) remains subject to and liable for all obligations and liabilities of this Consent Decree; and c) supplies Plaintiffs with the following certification within 30 days of the sale or transfer:

“Certification of Change in Ownership Interest Solely for Purpose of Consummating Financing. We, the Chief Executive Officer and General Counsel of Dynegy Midwest Generation, hereby jointly certify under Title 18 U.S.C. Section 1001, on our own behalf and on behalf of Dynegy Midwest Generation (“DMG”), that any change in DMG’s Ownership Interest in any Unit that is caused by the sale or transfer as collateral security of such Ownership Interest in such Unit(s) pursuant to the financing agreement consummated on [insert applicable date] between DMG and [insert applicable entity]: a) is made solely for the purpose of providing collateral security in order to consummate a financing arrangement; b) does not impair DMG’s ability, legally or otherwise, to comply timely with all terms and provisions of the Consent Decree entered in United States of America, et al. v. Illinois Power Company and Dynegy Midwest Generation, Inc., Civil Action No. 99-833-MJR; c) does not affect DMG’s operational control of any Unit covered by that Consent Decree in a manner that is inconsistent with DMG’s performance of its obligations under the Consent Decree; and d) in no way affects the status of DMG’s obligations or liabilities under that Consent Decree.”

XXI. EFFECTIVE DATE

175. The effective date of this Consent Decree shall be the date upon which this Consent Decree is entered by the Court.

XXII. RETENTION OF JURISDICTION

176. The Court shall retain jurisdiction of this case after entry of this Consent Decree to enforce compliance with the terms and conditions of this Consent Decree and to take any action necessary or appropriate for its interpretation, construction, execution, modification, or adjudication of disputes. During the term of this Consent Decree, any Party to this Consent Decree may apply to the Court for any relief necessary to construe or effectuate this Consent Decree.

XXIII. MODIFICATION

177. The terms of this Consent Decree may be modified only by a subsequent written agreement signed by the Plaintiffs and DMG. Where the modification constitutes a material change to any term of this Decree, it shall be effective only upon approval by the Court.

XXIV. GENERAL PROVISIONS

178. This Consent Decree is not a permit. Compliance with the terms of this Consent Decree does not guarantee compliance with all applicable federal, state, or local laws or regulations. The emission rates set forth herein do not relieve the Defendants from any obligation to comply with other state and federal requirements under the Clean Air Act, including the Defendants’ obligation to satisfy any state modeling requirements set forth in the Illinois State Implementation Plan.

179. This Consent Decree does not apply to any claim(s) of alleged criminal liability.

180. In any subsequent administrative or judicial action initiated by any of the Plaintiffs for injunctive relief or civil penalties relating to the facilities covered by this Consent Decree, the Defendants shall not assert any defense or claim based upon principles of waiver, res judicata, collateral estoppel, issue preclusion, claim preclusion, or claim splitting, or any other defense based upon the contention that the claims raised by any of the Plaintiffs in the subsequent proceeding were brought, or should have been brought, in the instant case; provided, however, that nothing in this Paragraph is intended to affect the validity of Sections X (Release and Covenant Not to Sue for Illinois Power Company) and XI (Resolution of Plaintiffs’ Civil Claims Against DMG).

181. Except as specifically provided by this Consent Decree, nothing in this Consent Decree shall relieve the Defendants of their obligation to comply with all applicable federal, state, and local laws and regulations. Subject to the provisions in Sections X (Release and Covenant Not to Sue for Illinois Power Company) and XI (Resolution of Plaintiffs’ Civil Claims Against DMG), nothing contained in this Consent Decree shall be construed to prevent or limit the rights of the Plaintiffs to obtain penalties or injunctive relief under the Act or other federal, state, or local statutes, regulations, or permits.

182. Every term expressly defined by this Consent Decree shall have the meaning given to that term by this Consent Decree and, except as otherwise provided in this Decree, every other term used in this Decree that is also a term under the Act or the regulations implementing the Act shall mean in this Decree what such term means under the Act or those implementing regulations.

183. Nothing in this Consent Decree is intended to, or shall, alter or waive any applicable law (including but not limited to any defenses, entitlements, challenges, or clarifications related to the Credible Evidence Rule, 62 Fed. Reg. 8314 (Feb. 24, 1997)) concerning the use of data for any purpose under the Act.

184. Each limit and/or other requirement established by or under this Decree is a separate, independent requirement.

185. Performance standards, emissions limits, and other quantitative standards set by or under this Consent Decree must be met to the number of significant digits in which the standard or limit is expressed. For example, an Emission Rate of 0.100 is not met if the actual Emission Rate is 0.101. DMG shall round the fourth significant digit to the nearest third significant digit, or the third significant digit to the nearest second significant digit, depending upon whether the limit is expressed to three or two significant digits. For example, if an actual Emission Rate is 0.1004, that shall be reported as 0.100, and shall be in compliance with an Emission Rate of 0.100, and if an actual Emission Rate is 0.1005, that shall be reported as 0.101, and shall not be in compliance with an Emission Rate of 0.100. DMG shall report data to the number of significant digits in which the standard or limit is expressed.

186. This Consent Decree does not limit, enlarge or affect the rights of any Party to this Consent Decree as against any third parties.

187. This Consent Decree constitutes the final, complete and exclusive agreement and understanding among the Parties with respect to the settlement embodied in this Consent Decree, and supercedes all prior agreements and understandings among the Parties related to the subject matter herein. No document, representation, inducement, agreement, understanding, or promise constitutes any part of this Decree or the settlement it represents, nor shall they be used in construing the terms of this Consent Decree.

188. Each Party to this action shall bear its own costs and attorneys’ fees.

XXV. SIGNATORIES AND SERVICE

189. Each undersigned representative of the Parties certifies that he or she is fully authorized to enter into the terms and conditions of this Consent Decree and to execute and legally bind to this document the Party he or she represents.

190. This Consent Decree may be signed in counterparts, and such counterpart signature pages shall be given full force and effect.

191. Each Party hereby agrees to accept service of process by mail with respect to all matters arising under or relating to this Consent Decree and to waive the formal service requirements set forth in Rule 4 of the Federal Rules of Civil Procedure and any applicable Local Rules of this Court including, but not limited to, service of a summons.

XXVI. PUBLIC COMMENT

192. The Parties agree and acknowledge that final approval by the United States and entry of this Consent Decree is subject to the procedures of 28 C.F.R. § 50.7, which provides for notice of the lodging of this Consent Decree in the Federal Register, an opportunity for public comment, and the right of the United States to withdraw or withhold consent if the comments disclose facts or considerations which indicate that the Consent Decree is inappropriate, improper or inadequate. The Defendants shall not oppose entry of this Consent Decree by this Court or challenge any provision of this Consent Decree unless the United States has notified the Defendants, in writing, that the United States no longer supports entry of the Consent Decree.

XXVII. CONDITIONAL TERMINATION OF ENFORCEMENT UNDER DECREE

193. Termination as to Completed Tasks. As soon as DMG completes a construction project or any other requirement of this Consent Decree that is not ongoing or recurring, DMG may, by motion to this Court, seek termination of the provision or provisions of this Consent Decree that imposed the requirement.

194. Conditional Termination of Enforcement Through the Consent Decree. After DMG:

a.	has successfully completed construction, and has maintained operation, of all pollution controls as required by this Consent Decree;

b.	has obtained final Title V permits (i) as required by the terms of this Consent Decree; (ii) that cover all units in this Consent Decree; and (iii) that include as enforceable permit terms all of the Unit performance and other requirements specified in Section XVII (Permits) of this Consent Decree; and

c.	certifies that the date is later than December 31, 2015;

then DMG may so certify these facts to the Plaintiffs and this Court. If the Plaintiffs do not object in writing with specific reasons within forty-five (45) days of receipt of DMG’s certification, then, for any Consent Decree violations that occur after the filing of notice, the Plaintiffs shall pursue enforcement of the requirements contained in the Title V permit through the applicable Title V permit and not through this Consent Decree.

195. Resort to Enforcement under this Consent Decree. Notwithstanding Paragraph 194, if enforcement of a provision in this Decree cannot be pursued by a party under the applicable Title V permit, or if a Decree requirement was intended to be part of a Title V Permit and did not become or remain part of such permit, then such requirement may be enforced under the terms of this Decree at any time.

XXVIII. FINAL JUDGMENT

196. Upon approval and entry of this Consent Decree by the Court, this Consent Decree shall constitute a final judgment among the Plaintiffs, DMG, and Illinois Power.

SO ORDERED, THIS 27th DAY OF MAY, 2005.

/s/ Michael J. Reagan
HONORABLE MICHAEL J. REAGAN
UNITED STATES DISTRICT JUDGE

Signature Page for Consent Decree in:

United States of America

v.

Illinois Power and Dynegy Midwest Generation Inc.

FOR THE UNITED STATES OF AMERICA:

/s/ Tom Sansonetti
THOMAS L. SANSONETTI
Assistant Attorney General
Environmental and Natural Resources Division
United States Department of Justice

/s/ Nicole Veilleux
Nicole Veilleux
Trial Attorney
Environmental Enforcement Section
Environmental and Natural Resources Division
United States Department of Justice

/s/ William Coonan
William Coonan
Assistant United States Attorney
Southern District of Illinois
United States Department of Justice

Signature Page for Consent Decree in:

United States of America

v.

Illinois Power Company and Dynegy Midwest Generation Inc.

/s/ Thomas V. Skinner
THOMAS V. SKINNER
Acting Assistant Administrator
Office of Enforcement and Compliance Assurance
United States Environmental Protection Agency

/s/ Adam Kushner/WBS
ADAM M. KUSHNER
Acting Director, Air Enforcement Division
Office of Enforcement and Compliance Assurance
United States Environmental Protection Agency

/s/ Edward J. Messina
Edward J. Messina
Attorney Advisor
Air Enforcement Division
Office of Enforcement and Compliance Assurance
United States Environmental Protection Agency

Signature Page for Consent Decree in:

United States of America

v.

Illinois Power Company and Dynegy Midwest Generation Inc.

/s/ Bharat Mathur
Bharat Mathur
Acting Regional Administrator
U.S. Environmental Protection Agency
Region 5

/s/ Mark Palermo
Mark Palermo
Associate Regional Counsel
U.S. Environmental Protection Agency
Region 5

Signature Page for Consent Decree in:

United States of America

v.

Illinois Power Company and Dynegy Midwest Generation Inc.

FOR THE STATE OF ILLINOIS

PEOPLE OF THE STATE OF ILLINOIS ex rel:

LISA MADIGAN
Attorney General of the State of Illinois

MATTHEW J. DUNN, Chief
Environmental Enforcement/Asbestos
Litigation Division

/s/ Thomas Davis by: Thomas Davis, Chief
Environmental Bureau
Assistant Attorney General

Signature Page for Consent Decree in:

United States of America

v.

Illinois Power Company and Dynegy Midwest Generation Inc.

FOR CITIZEN PLAINTIFFS:

/s/ Albert Ettinger
Albert Ettinger
Senior Staff Attorney
Environmental Law and Policy Center of the Midwest

Signature Page for Consent Decree in:

United States of America

v.

Illinois Power Company and Dynegy Midwest Generation Inc.

FOR DYNEGY MIDWEST GENERATION:

/s/ Alec G. Dreyer
Alec G. Dreyer
President
Dynegy Midwest Generation, Inc.

Signature Page for Consent Decree in:

United States of America

v.

Illinois Power Company and Dynegy Midwest Generation Inc.

FOR ILLINOIS POWER COMPANY:

/s/ Steven R. Sullivan
Steven R. Sullivan
Senior Vice President, General Counsel and Secretary
Illinois Power Company

APPENDIX A - MITIGATION PROJECTS REQUIREMENTS

In compliance with and in addition to the requirements in Section VIII of the Consent Decree, DMG shall comply with the requirements of this Appendix to ensure that the benefits of the environmental mitigation projects are achieved.

II.	Advanced Truck Stop Electrification Project

A. Within one hundred thirty five (135) days after entry of this Consent Decree, DMG shall submit a plan to the Plaintiffs for review and approval for the completion of the installation of Advanced Truck Stop Electrification, preferably at State of Illinois owned rest areas along Illinois interstate highways in the St. Louis Metro East area (comprised of Madison, St. Clair and Monroe Counties in Illinois) or as nearby as possible. Long-haul truck drivers typically idle their engines at night at rest areas to supply heat or cooling in their sleeper cab compartments, and to maintain vehicle battery charge while electrical appliances such as TVs, computers and microwaves are in use. Modifications to rest areas to provide parking spaces with electrical power, heat and air conditioning will allow truck drivers to turn their engines off. Truck driver utilization of the Advanced Truck Stop Electrification will result in reduced idling time and therefore reduced fuel usage, reduced emissions of PM, NOx, VOCs and toxics, and reduced noise. This Project shall include, where necessary, techniques and infrastructure needed to support such project. DMG shall spend no less than $1.5 million in Project Dollars in performing this Advanced Truck Stop Electrification Project.

B. The proposed plan shall satisfy the following criteria:

1.	Describe how the work or project to be performed is consistent with requirements of Section I. A., above.

2.	Involve rest areas located in areas that are either in the St. Louis Metro East area (comprised of Madison, St. Clair and Monroe Counties in Illinois) or as nearby as reasonably possible.

3.	Provide for the construction of Advanced Truck Stop Electrification stations with established technologies and equipment designed to reduce emissions of particulates and/or ozone precursors.

4.	Account for hardware procurement and installation costs at the recipient truck stops.

5.	Include a schedule for completing each portion of the project.

6.	Describe generally the expected environmental benefits of the project.

7.	DMG shall not profit from this project for the first five years of implementation.

C. Performance - Upon approval of plan by the Plaintiffs, DMG shall complete the mitigation project according to the approved plan and schedule, but no later than December 31, 2007.

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III. Middle Fork/Vermilion Land Donation

A. Within sixty (60) days after entry of the Consent Decree, DMG shall submit a plan to the Plaintiffs for review and approval for the transfer of ownership to the State of Illinois Department of Natural Resources (IDNR), of an approximately 1135 acre parcel of land along the Middle Fork Vermilion River in Vermilion County identified as the Middle Fork/Vermilion (“Property”). The value of the Property to be donated can be fairly valued at $2.25 million. Accordingly, DMG’s full and final transfer of the Property in accordance with the plan shall satisfy its requirement to spend at least $2.25 million Project Dollars to implement this project.

B. The proposed plan shall satisfy the following criteria:

1.	Describe how the work or project to be performed is consistent with requirements of Section II. A., above.

2.	This project entails the donation of the entire parcel of land owned by DMG (an approximately 1135 acre parcel of land) as of lodging of the Consent Decree along the East side of the Middle Fork Vermilion River in Vermilion County. The Property is located between Kickapoo State Park and the Middle Fork State Fish and Wildlife Area and Kennekuk County Park on the East side of the Middle Fork of the Vermilion River. Ownership of the Property and management of the natural resources thereon shall be transferred to IDNR so as to ensure the continued preservation and public use of the Property.

3.	The plan shall include DMG’s agreement to convey to IDNR, the Property, the Ancillary Structures and the Personal Property, if any, to the extent located on the Property, and to the extent owned by DMG. The plan shall include steps for resolution of all past liens, payment of all outstanding taxes, title transfer, and other such information as would be necessary to convey the Property to IDNR. In all other respects, the Property will be conveyed subject to the easements, rights-of-way and similar rights of third parties existing as of the date of the conveyance.

4.	DMG shall retain its existing right to take and use the water from a stripmine lake located in the NW 1/4 of Section 28, T-20_N, R-12-W, 3 P.M. and in the NE 1/4 of Section 29, T-20_N, R-12-W, 3rd P.M. of Vermillion County, and an easement to access this water and to provide electrical power to pump the water.

5.	DMG agrees to furnish to IDNR a current Alta/ACSM Land Title Survey of the Property prepared and certified by an Illinois registered land surveyor.

6.	Describe generally the expected environmental benefit for the project.

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C. Performance - Upon approval of plan by the Plaintiffs, DMG shall complete the mitigation project according to the approved plan and schedule, and convey such Property prior to the date 180 days from entry of this Consent Decree or June 30, 2006, whichever is earlier.

IV. Metro East Land Acquisition and Preservation and Illinois River Projects

A. Within sixty (60) days after entry of the Consent Decree, and following consultation with Plaintiffs, including on behalf of the State of Illinois, the Illinois Department of Natural Resources, DMG shall submit a plan to the Plaintiffs for review and approval for the transfer of $2.75 million to the Illinois Conservation Foundation, 20 ILCS 880/15 (2004). The funds transferred by DMG to the Illinois Conservation Foundation shall be used for the express purpose of acquiring natural lands and habitat in the St Louis Metro East area, for acquiring and/or restoring endangered habitat along the Illinois River, and for future funding of the Illinois River Sediment Removal and Beneficial Reuse Initiative, administered by the Waste Management Resource Center of IDNR. In addition, to the extent possible, the funding shall be utilized to enhance existing wetlands and create new wetlands restoration projects at sites along the Illinois River between DMG’s Havana Station and the Hennepin Station, and provide for public use of acquired areas in a manner consistent with the ecology and historic uses of the area. Further, to the extent possible, the funding shall enable the removal and transport of high quality soil sediments from the Illinois River bottom to end users, including State fish and wildlife areas, a local environmental remediation project, and other projects deemed beneficial by plaintiffs. Any properties acquired through funding of this project shall be placed in the permanent ownership of the State of Illinois and preserved for public use by IDNR.

B.	The proposed plan shall satisfy the following criteria:

1.	Describe how the work or project to be performed is consistent with requirements of Section III. A., above.

2.	Include a schedule for completing the funding of each portion of the project.

3.	Describe generally the expected environmental benefit for the project.

C. Performance - Upon approval of plan by the Plaintiffs, DMG shall complete the mitigation project according to the approved plan and schedule, but no later than December 31, 2007.

V. Vermilion Power Station Mercury Control Project

A. Within sixty (60) days of entry of the Consent Decree, DMG shall submit a plan to the Plaintiffs for review and approval for the performance of the Vermilion Power Station Mercury Control Project. The project will result in the installation of a baghouse, along with a sorbent injection system, to control mercury emissions from Vermilion Units 1 and 2, with a goal of achieving 90% mercury reduction. For purposes of the Consent Decree, of the approximately $26.0 million expected capital cost for

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construction and installation of the baghouse with a sorbent injection system, DMG shall be deemed to have expended $7.5 million Project Dollars upon commencement of operation of this control technology, provided that DMG continues to operate the control technology for five (5) years and surrenders any mercury allowances and/or mercury reduction credits, as applicable, during the five (5) year period. DMG shall complete construction and installation of the baghouse with a sorbent injection system, and commence operation of such control device, no later than June 30, 2007.

B.	The proposed plan shall satisfy the following criteria:

1.	Describe how the work or project to be performed is consistent with requirements of Section IV. A., above.

2.	Include a general schedule and budget for completion of the construction of the baghouse and sorbent injection system, along with a plan for the submittal of periodic reports to the Plaintiffs on the progress of the work through completion of the construction and the commencement of operation of the baghouse and sorbent injection system.

3.	The sorbent injection system shall be designed to inject sufficient amounts of sorbent to collect (and remove) mercury emissions from the coal-fired boilers and to promote the goal of achieving a total mercury reduction of 90%.

4.	DMG shall not be permitted to benefit, under any federal or state mercury cap and trade program, from the operation of this project before June 30, 2012 (if such a cap and trade system is legally in effect at that time). Specifically, DMG shall not be permitted to sell, or use within its system, any mercury allowances and/or mercury reduction credits earned through resulting mercury reductions under any Mercury MACT rule or other state or federal mercury credit/allowance trading program, through June 30, 2012.

5.	From July 1, 2007 through June 30, 2012, DMG shall surrender to EPA any and all mercury credits/allowances obtained through mercury reductions resulting from this project.

6.	DMG shall provide the Plaintiffs, upon completion of the construction and continuing for five (5) years thereafter, with semi-annual updates documenting: a) the mercury reduction achieved, including summaries of all mercury testing and any available continuous emissions monitoring data; and b) any mercury allowances and/or mercury reduction credits earned through resulting mercury reductions under any Mercury MACT rule or other state or federal mercury credit/allowance trading program, and surrender thereof. DMG also shall make such semi-annual updates concerning the performance of the project available to the public. Such information disclosure shall include, but not be limited to, release of semi-annual progress reports clearly identifying demonstrated removal efficiencies of mercury, sorbent injection rates, and cost effectiveness.

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7.	Describe generally the expected environmental benefit for the project.

C. Performance - Upon approval of plan by the Plaintiffs, DMG shall complete the mitigation project according to the approved plan and schedule.

VI. Municipal and Educational Building Energy Conservation & Energy Efficiency Projects

A. Within one hundred thirty five (135) days after entry of the Consent Decree, DMG shall submit a plan to Plaintiffs for review and approval for the completion of the Municipal and Educational Building Energy Conservation & Energy Efficiency Projects, as described herein. DMG shall spend no less than $1.0 million Project Dollars for the purchase and installation of environmentally beneficial energy technologies for municipal and public educational buildings in the Metro East area or the City of St. Louis.

B.	The proposed plan shall satisfy the following criteria:

1.	Describe how the work or project to be performed is consistent with requirements of Section V. A., above.

2.	Include a general schedule and budget (for $1.0 million) for completion of the projects.

3.	Describe generally the expected environmental benefit for the project.

C. Performance - Upon approval of plan by the Plaintiffs, DMG shall complete the mitigation project according to the approved plan and schedule, but no later than December 31, 2007.

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